                                                                      EXHIBIT 10


                            STOCK PURCHASE AGREEMENT


                         DATED AS OF FEBRUARY 7, 1997,


                                 BY AND BETWEEN


                       WESTERN MINING CORPORATION (USA),


                                   AS SELLER,


                                      AND


                              MESA OPERATING CO.,


                                    AS BUYER

                            STOCK PURCHASE AGREEMENT


                               TABLE OF CONTENTS


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                                                                            ----
ARTICLE I. - CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . .  1
       Section 1.1   Certain Defined Terms  . . . . . . . . . . . . . . . . .  1
       Section 1.2   References, Gender, Number   . . . . . . . . . . . . . .  1

ARTICLE II. - SALE AND PURCHASE OF STOCK  . . . . . . . . . . . . . . . . . .  1
       Section 2.1   Sale and Purchase  . . . . . . . . . . . . . . . . . . .  1

ARTICLE III. - PURCHASE PRICE AND PAYMENT . . . . . . . . . . . . . . . . . .  2
       Section 3.1   Purchase Price   . . . . . . . . . . . . . . . . . . . .  2
       Section 3.2   Payment  . . . . . . . . . . . . . . . . . . . . . . . .  2
       Section 3.3   Intercompany and Parent Obligations  . . . . . . . . . .  2
       Section 3.4   Intercompany Adjustment Amount   . . . . . . . . . . . .  3
       Section 3.5   Gas Imbalance Adjustments  . . . . . . . . . . . . . . .  4

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . .  4
       Section 4.1   Representations and Warranties of Seller   . . . . . . .  4
                     (a)    Organization and Qualification of Seller  . . . .  4
                     (b)    Organization and Qualification of the Company   .  5
                     (c)    Authority   . . . . . . . . . . . . . . . . . . .  5
                     (d)    Enforceability  . . . . . . . . . . . . . . . . .  5
                     (e)    Company Shares  . . . . . . . . . . . . . . . . .  5
                     (f)    Company Capitalization  . . . . . . . . . . . . .  5
                     (g)    Company Financial Statements  . . . . . . . . . .  6
                     (h)    No Conflict or Violation  . . . . . . . . . . . .  6
                     (i)    Consents  . . . . . . . . . . . . . . . . . . . .  6
                     (j)    Actions   . . . . . . . . . . . . . . . . . . . .  7
                     (k)    Compliance With Laws  . . . . . . . . . . . . . .  7
                     (l)    Brokerage Fees and Commissions  . . . . . . . . .  7
                     (m)    Bankruptcy  . . . . . . . . . . . . . . . . . . .  7
                     (n)    Material Contracts  . . . . . . . . . . . . . . .  7
                     (o)    Events Subsequent to Report Date  . . . . . . . .  8
                     (p)    Environmental Matters   . . . . . . . . . . . . .  9
                     (q)    Tax Matters   . . . . . . . . . . . . . . . . . .  9
                     (r)    Employee Benefit Plans  . . . . . . . . . . . . . 10





                                      (i)

                                                                            Page
                                                                            ----
                     (s)    No Subsidiaries   . . . . . . . . . . . . . . . . 11
                     (t)    No Default  . . . . . . . . . . . . . . . . . . . 11
                     (u)    Royalties   . . . . . . . . . . . . . . . . . . . 11
                     (v)    Employees   . . . . . . . . . . . . . . . . . . . 11
                     (w)    Information Regarding Subject Interests   . . . . 11
                     (x)    Leases  . . . . . . . . . . . . . . . . . . . . . 12
                     (y)    Permits   . . . . . . . . . . . . . . . . . . . . 12
                     (z)    Personal Property   . . . . . . . . . . . . . . . 12
                     (aa)   Public Utility Holding Company Act  . . . . . . . 12
                     (bb)   Investment Company Act  . . . . . . . . . . . . . 12
                     (cc)   Seller's Knowledge  . . . . . . . . . . . . . . . 12
       Section 4.2   Representations and Warranties of Buyer  . . . . . . . . 13
                     (a)    Organization and Qualification  . . . . . . . . . 13
                     (b)    Authority   . . . . . . . . . . . . . . . . . . . 13
                     (c)    Enforceability  . . . . . . . . . . . . . . . . . 13
                     (d)    No Conflict or Violation  . . . . . . . . . . . . 13
                     (e)    Consents  . . . . . . . . . . . . . . . . . . . . 13
                     (f)    Actions   . . . . . . . . . . . . . . . . . . . . 13
                     (g)    Brokerage Fees and Commissions  . . . . . . . . . 14
                     (h)    Qualified Owner   . . . . . . . . . . . . . . . . 14
                     (i)    Funds   . . . . . . . . . . . . . . . . . . . . . 14
                     (j)    Buyer's Knowledge   . . . . . . . . . . . . . . . 14
                     (k)    No Distribution   . . . . . . . . . . . . . . . . 14
                     (l)    Bankruptcy  . . . . . . . . . . . . . . . . . . . 14

ARTICLE V. - ACCESS TO INFORMATION; ENVIRONMENTAL MATTERS; ETC. . . . . . . . 14
       Section 5.1   General Access   . . . . . . . . . . . . . . . . . . . . 14
       Section 5.2   Confidential Information   . . . . . . . . . . . . . . . 15
       Section 5.3   No Warranty or Representation  . . . . . . . . . . . . . 15
       Section 5.4   Environmental Review and Audit   . . . . . . . . . . . . 16
                     (a)    Environmental Access  . . . . . . . . . . . . . . 16
                     (b)    Conduct of Review   . . . . . . . . . . . . . . . 16
                     (c)    Buyer Responsibility for Review   . . . . . . . . 17
       Section 5.5   Environmental Defects  . . . . . . . . . . . . . . . . . 18
                     (a)    Buyer's Assertions of Environmental Defects   . . 18
                     (b)    Seller's Election   . . . . . . . . . . . . . . . 18
                     (c)    Environmental Defect Amount   . . . . . . . . . . 19
                     (d)    Waiver by Buyer   . . . . . . . . . . . . . . . . 20
                     (e)    Right of Contribution and Reimbursement   . . . . 20





                                      (ii)

                                                                            Page
ARTICLE VI. - TITLE ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . 21
       Section 6.1   No Title Warranty or Representation  . . . . . . . . . . 21
       Section 6.2   Buyer's Title Review   . . . . . . . . . . . . . . . . . 21
                     (a)    Buyer's Assertion of Title Defects  . . . . . . . 21
                     (b)    Purchase Price Allocations  . . . . . . . . . . . 21
                     (c)    Seller's Opportunity to Cure  . . . . . . . . . . 22
                     (d)    Buyer's Title Adjustments   . . . . . . . . . . . 23
       Section 6.3   Determination of Title Defects   . . . . . . . . . . . . 25
       Section 6.4   Seller Title Credit  . . . . . . . . . . . . . . . . . . 26
       Section 6.5   Exclusion of Defect Properties   . . . . . . . . . . . . 27
       Section 6.6   Deferred Claims and Disputes   . . . . . . . . . . . . . 28
       Section 6.7   No Duplication   . . . . . . . . . . . . . . . . . . . . 29

ARTICLE VII. - TAXES AND EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . 29
       Section 7.1   Tax Agreements   . . . . . . . . . . . . . . . . . . . . 29
                     (a)    Tax Return Filings and Tax Payments for 1997  . . 29
                     (b)    Tax Elections and Reporting Positions for 1996
                            and 1997  . . . . . . . . . . . . . . . . . . . . 29
                     (c)    Termination of Existing Tax Sharing Agreements  . 30
       Section 7.2   Employee Matters   . . . . . . . . . . . . . . . . . . . 30
                     (a)    Maintenance of Health Benefit Program   . . . . . 30
                     (b)    Employee Compensation Arrangements  . . . . . . . 30
                     (c)    Company Employee Benefits   . . . . . . . . . . . 31
                     (d)    Severance of Employment Relationship With
                            Certain Employees   . . . . . . . . . . . . . . . 32

ARTICLE VIII. - COVENANTS OF SELLER AND BUYER . . . . . . . . . . . . . . . . 32
       Section 8.1   Conduct of Business Pending Closing  . . . . . . . . . . 32
                     (a)    Changes in Business   . . . . . . . . . . . . . . 32
                     (b)    Liens   . . . . . . . . . . . . . . . . . . . . . 34
                     (c)    Operation of Assets   . . . . . . . . . . . . . . 34
                     (d)    Contracts and Agreements  . . . . . . . . . . . . 35
       Section 8.2   Qualifications on Conduct  . . . . . . . . . . . . . . . 36
                     (a)    Emergencies; Legal Requirements   . . . . . . . . 36
                     (b)    Non-Operated Properties   . . . . . . . . . . . . 36
                     (c)    Certain Operations  . . . . . . . . . . . . . . . 36
       Section 8.3   Public Announcements   . . . . . . . . . . . . . . . . . 37
       Section 8.4   Actions by Parties   . . . . . . . . . . . . . . . . . . 38
       Section 8.5   Amendment of Schedules   . . . . . . . . . . . . . . . . 38
       Section 8.6   Further Assurances   . . . . . . . . . . . . . . . . . . 38
       Section 8.7   Records and Record Keeping System  . . . . . . . . . . . 38
       Section 8.8   Maintenance of Indemnification Provisions  . . . . . . . 39
       Section 8.9   Company Obligations  . . . . . . . . . . . . . . . . . . 39





                                     (iii)

                                                                            Page
       Section 8.10  Seitel Lawsuit   . . . . . . . . . . . . . . . . . . . . 40
       Section 8.11  Non-Solicitation   . . . . . . . . . . . . . . . . . . . 40
       Section 8.12  Confidential Information   . . . . . . . . . . . . . . . 40

ARTICLE IX. - CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . 40
       Section 9.1   Seller's Closing Conditions  . . . . . . . . . . . . . . 40
                     (a)    Representations, Warranties and Covenants   . . . 41
                     (b)    Officer's Certificate   . . . . . . . . . . . . . 41
                     (c)    Closing Documents   . . . . . . . . . . . . . . . 41
                     (d)    No Action   . . . . . . . . . . . . . . . . . . . 41
                     (e)    Opinion of Counsel  . . . . . . . . . . . . . . . 41
                     (f)    Adjustments   . . . . . . . . . . . . . . . . . . 41
       Section 9.2   Buyer's Closing Conditions   . . . . . . . . . . . . . . 41
                     (a)    Representations, Warranties and Covenants   . . . 41
                     (b)    Officer's Certificate   . . . . . . . . . . . . . 42
                     (c)    Closing Documents   . . . . . . . . . . . . . . . 42
                     (d)    No Action   . . . . . . . . . . . . . . . . . . . 42
                     (e)    Opinion of Counsel  . . . . . . . . . . . . . . . 42
                     (f)    Adjustments   . . . . . . . . . . . . . . . . . . 42
       Section 9.3   Regulatory Approvals   . . . . . . . . . . . . . . . . . 42
       Section 9.4   Deferred Adjustment Claims Extension   . . . . . . . . . 43
       Section 9.5   Failure to Disclose  . . . . . . . . . . . . . . . . . . 43

ARTICLE X. - CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       Section 10.1  Closing  . . . . . . . . . . . . . . . . . . . . . . . . 43
       Section 10.2  Seller's Closing Obligations   . . . . . . . . . . . . . 43
       Section 10.3  Buyer's Closing Obligations  . . . . . . . . . . . . . . 44

ARTICLE XI. - SURVIVAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
       Section 11.1  Survival   . . . . . . . . . . . . . . . . . . . . . . . 44

ARTICLE XII. - LIMITATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . 45
       Section 12.1  Disclaimer of Warranties   . . . . . . . . . . . . . . . 45
       Section 12.2  Texas Deceptive Trade Practices Act Waiver   . . . . . . 45
       Section 12.3  Damages  . . . . . . . . . . . . . . . . . . . . . . . . 46
       Section 12.4  Plugging and Abandonment Obligations   . . . . . . . . . 47
       Section 12.5  Environmental Release  . . . . . . . . . . . . . . . . . 47

ARTICLE XIII. - INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . 48
       Section 13.1  Indemnification By Buyer   . . . . . . . . . . . . . . . 48
       Section 13.2  Indemnification By Seller  . . . . . . . . . . . . . . . 48





                                      (iv)
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
                                                                            Page
       Section 13.3  Third Party Claims   . . . . . . . . . . . . . . . . . . 49
       Section 13.4  Seller's General Liability Limitation  . . . . . . . . . 49

ARTICLE XIV. - TERMINATION; REMEDIES; LIMITATIONS . . . . . . . . . . . . . . 50
       Section 14.1  Termination  . . . . . . . . . . . . . . . . . . . . . . 50
                     (a)    Termination of Agreement  . . . . . . . . . . . . 50
                     (b)    Effect of Termination   . . . . . . . . . . . . . 50
       Section 14.2  Remedies   . . . . . . . . . . . . . . . . . . . . . . . 51
                     (a)    Seller's Remedies   . . . . . . . . . . . . . . . 51
                     (b)    Buyer's Remedies  . . . . . . . . . . . . . . . . 51

ARTICLE XV. - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 52
       Section 15.1  Counterparts   . . . . . . . . . . . . . . . . . . . . . 52
       Section 15.2  Governing Law; Jurisdiction; Process   . . . . . . . . . 52
       Section 15.3  Entire Agreement   . . . . . . . . . . . . . . . . . . . 52
       Section 15.4  Expenses   . . . . . . . . . . . . . . . . . . . . . . . 53
       Section 15.5  Notices  . . . . . . . . . . . . . . . . . . . . . . . . 53
       Section 15.6  Successors and Assigns   . . . . . . . . . . . . . . . . 54
       Section 15.7  Amendments and Waivers   . . . . . . . . . . . . . . . . 54
       Section 15.8  Appendices, Schedules and Exhibits   . . . . . . . . . . 54
       Section 15.9  Interpretation   . . . . . . . . . . . . . . . . . . . . 54
       Section 15.10 Arbitration  . . . . . . . . . . . . . . . . . . . . . . 55
       Section 15.11 Agreement for the Parties' Benefit Only  . . . . . . . . 55
       Section 15.12 Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . 56
       Section 15.13 Severability   . . . . . . . . . . . . . . . . . . . . . 56
       Section 15.14 No Recordation   . . . . . . . . . . . . . . . . . . . . 56
       Section 15.15 Time of Essence  . . . . . . . . . . . . . . . . . . . . 56

Appendix A - Definitions
Appendix B - Corrective Action Projects





                                      (v)
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                                    EXHIBITS


Exhibit 5.5(b)       --     Access Agreement
Exhibit 9.1(e)       --     Buyer's Counsel's Opinion
Exhibit 9.2(e)       --     Seller's Counsel's Opinion
Exhibit 10.2(e)      --     Affidavit of Non-Foreign Status
Exhibit 10.3(d)      --     Company Assumption Agreement
Exhibit A-1          --     Arbitration Procedures
Exhibit A-2          --     Property Schedule
Exhibit A-3          --     Excluded Assets



                                    SCHEDULES

Schedule 3.3         --     Parent Obligations
Schedule 4.1(g)      --     Financial Statements
Schedule 4.1(i)      --     Seller's Consents
Schedule 4.1(j)      --     Company's Actions
Schedule 4.1(k)      --     Non-Compliance with Laws
Schedule 4.1(n)      --     Material Agreements
Schedule 4.1(o)      --     Events Subsequent to Report Date
Schedule 4.1(p)      --     Environmental Claims and Offsite Environmental
                            Matters
Schedule 4.1(q)      --     Tax Matters
Schedule 4.1(r)      --     Employee Benefit Plans
Schedule 4.1(w)(3)   --     Certain Oil and Gas Sales Contracts
Schedule 4.2(d)      --     Buyer's Conflicts or Violations
Schedule 5.4         --     Onsite Environmental Matters
Schedule 7.2(b)      --     Employee Compensation Arrangements
Schedule 8.1         --     Conduct of Business
Schedule A-1         --     Certain Permitted Encumbrances
Schedule A-2         --     Scheduled Imbalances





                                      (vi)

                            STOCK PURCHASE AGREEMENT


              THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of February 7, 1997, is by and between Western Mining Corporation (USA), a Delaware corporation ("Seller"), and Mesa Operating Co., a Delaware corporation ("Buyer").

              WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding capital stock of Greenhill Petroleum Corporation, a Delaware corporation (the "Company"), a wholly owned subsidiary of Seller, upon the terms and subject to the conditions set forth in this Agreement;

              NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                   ARTICLE I.
                              CERTAIN DEFINITIONS

              Section 1.1 Certain Defined Terms. Unless the context otherwise requires, the respective terms defined in APPENDIX A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

              Section 1.2 References, Gender, Number. All references in this Agreement to an "Article," "Section," or "subsection" shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.


                                  ARTICLE II.
                           SALE AND PURCHASE OF STOCK

              Section 2.1 Sale and Purchase. On and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all of the issued and outstanding Company Shares.

                                  ARTICLE III.
                           PURCHASE PRICE AND PAYMENT

              Section 3.1 Purchase Price. The purchase price for the sale and conveyance of the Company Shares to Buyer is $270,500,000 (the "Purchase Price"), subject to adjustment in accordance with the terms of this Agreement. The "Adjusted Purchase Price" shall be the Purchase Price (i) as adjusted downward for any Environmental Defect or the exclusion of any Environmental Defect Property pursuant to Section 5.5, (ii) as adjusted downward for Title Defects, if any, in accordance with Section 6.2, (iii) as adjusted downward for excluded Title Defect Properties, if any, in accordance with Section 6.5, (iv) as adjusted for undisclosed gas imbalances, if any, pursuant to Section 3.5,
(v) as adjusted downward by the amount of the Deposit, and (vi) as adjusted upward by an amount equal to interest on the Purchase Price, as adjusted in the manner provided in items (i) through (v) above, from the Effective Time until the Closing Date at the Agreed Rate.

              Section 3.2 Payment. Contemporaneously with the execution of this Agreement, Buyer and Seller shall enter into an escrow agreement (the "Escrow Agreement") pursuant to which Buyer shall deposit with the escrow agent thereunder $15,000,000 (the "Escrow Agent") as a deposit hereunder (the "Deposit"). The "Closing Payment" shall be an amount equal to (i) the Adjusted Purchase Price, (ii) plus the Net Intercompany Payables as of the Closing Date, if any, and (iii) less the Net Intercompany Receivables as of the Closing Date, if any. The net amounts in clauses (ii) and (iii) of the preceding sentence shall be based on the Intercompany Statement delivered pursuant to Section 3.4(a) below. At the Closing, Buyer shall wire transfer the Closing Payment in immediately available funds to the account specified by Seller to Buyer on or prior to the Business Day immediately preceding the Closing Date. Also at the Closing, and pursuant to the Escrow Agreement, the Escrow Agent shall wire transfer the Deposit, together with all interest and other amounts earned thereon, in immediately available funds to the foregoing account specified by Seller.

              Section 3.3   Intercompany and Parent Obligations.

              (a) At the Effective Time, the Company had certain receivables owed to the Company by the Seller or a Seller Related Company (the "Intercompany Receivables") and certain payables owed by the Company to the Seller or a Seller Related Company (the "Intercompany Payables") which are reflected in the Financial Statements. Subject to and without limiting Section 3.3(b), the Intercompany Receivables and Intercompany Payables which are reflected in the Financial Statements as of the Effective Time are fixed and binding on Seller, the Seller Related Companies, Buyer and the Company and no changes or adjustments shall be made thereto pursuant to Section 3.4, it being agreed that reviews and adjustments pursuant to Section 3.4 shall be limited to changes in the Intercompany Payables and Intercompany Receivables between the Effective Time and the Closing Date. Without limiting the generality of the foregoing and notwithstanding the accounting treatment accorded such items for GAAP, capital contributions and loans made by the Seller or any Seller Related Company to the Company (and any amount owing by the Company to Seller or any Seller Related Company pursuant to the agreements or transactions referenced in
SCHEDULE 4.1(O) or SCHEDULE 8.1) between the Effective Time and the Closing Date shall result in an Intercompany Payable; and dividends and distributions made by the Company to the Seller or any Seller Related Company between the Effective Time and the Closing Date shall result in an Intercompany Receivable.

              (b) At the Effective Time, the Seller Parent Company had contingent liability under certain guaranties, letters of credit and bonds in the respective amounts under the respective agreements or instruments described in SCHEDULE 3.3 (collectively the "Parent Obligations"). On or before the Closing Date, the Buyer shall provide or cause to be provided substitute guaranties, letters of credit, bonds or other assurances to the beneficiaries of the Parent Obligations and will use its best efforts to cause the Parent Obligations (and all liability of the Seller Parent Company in connection therewith) to be fully and unconditionally released on the Closing Date, in form and substance satisfactory to the Seller Parent Company. If the Seller Parent Company makes any payment, advance or reimbursement under the Parent Obligations after the Effective Time and prior to receiving the above required release of the Parent Obligations, the amounts so paid, advanced or reimbursed shall be considered Intercompany Payables and shall increase the amount of Intercompany Payables. Following the Effective Time until the Closing Date, changes may also occur in the amounts of Intercompany Payables and Intercompany Receivables as a result of advances for working capital or repayments of Intercompany Receivables after the Effective Time.

              Section 3.4   Intercompany Adjustment Amount.

              (a) As of the Closing Date, a net amount shall be determined by offsetting all Intercompany Payables and Intercompany Receivables. If such offsetting results in net Intercompany Payables, then such net payable amount shall be the "Net Intercompany Payables". If such offsetting results in net Intercompany Receivables, then such net receivable amount shall be the "Net Intercompany Receivables". The Seller shall deliver to Buyer on or prior to the third Business Day immediately preceding the Closing Date a statement (the "Intercompany Statement") setting forth the Seller's preliminary determination of the Net Intercompany Payables or the Net Intercompany Receivables, as the case may be. After the Closing, Seller and Buyer shall each have the right, subject to the limitations in Section 3.3(a), to review the Intercompany Statement and such preliminary determination of the Net Intercompany Payables or Net Intercompany Receivables. Buyer will give representatives of Seller reasonable access to the Company's books and records for purposes of reviewing the Intercompany Statement and resolving any of Buyer's or Seller's disagreements with or proposed changes to the Intercompany Statement.

              (b) The Intercompany Statement shall become final and binding on Seller and Buyer ninety (90) days following the Closing Date, except to the extent that prior to the expiration of such ninety (90) day period Buyer or Seller shall deliver to the other notice, as hereinafter required, of its disagreement with and changes to the Intercompany Statement. Any disagreements with or changes to the Intercompany Statement not included in such notices shall be waived. Such notices shall be in writing and set forth all of Buyer's or Seller's, as the case may be, disagreements with respect to any portion of the Intercompany Statement, together with its proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. If Buyer or Seller has timely delivered one or more such notices to the other, then, upon written agreement between Buyer and Seller resolving all disagreements and changes of Buyer and Seller set forth in such notices, the Intercompany Statement (including any revisions thereto as are so agreed) will become final and binding upon Buyer and Seller. If the Intercompany Statement has not become final and binding by the one hundred twentieth (120th) day following the Closing Date, then Buyer or Seller may submit any unresolved disagreements of Buyer or Seller set forth in the aforesaid notices to Price Waterhouse L.L.P., Houston, Texas for final and binding determination, subject to the limitations of Section 3.3(a). Upon resolution of such unresolved disagreements of Buyer and Seller, the Intercompany Statement (including any revisions thereto as are so resolved or agreed), shall be conclusive, final and binding upon Buyer and Seller. If such final amount of Net Intercompany Payables or Net Intercompany Receivables is more or less than the amount therefor in the Intercompany Statement on which the Closing Payment paid at Closing was based, the Closing Payment shall be redetermined under Sections 3.2 and 3.4(a) using such final amount of Net Intercompany Payables or Net Intercompany Receivables. If such redetermination under Sections 3.2 and 3.4(a) results in a reduction in the Closing Payment, Seller shall pay Buyer the amount of such reduction. If such redetermination results in an increase in the Closing Payment, Buyer shall pay Seller the amount of such increase. Within three (3) Business Days after the Intercompany Statement (as so resolved or agreed) becomes final and binding, Seller or Buyer, as appropriate, shall pay to the other party the amount of such increase or reduction, if any, together with interest thereon at the Agreed Rate from (i) the Closing Date until paid in the event Buyer is making a payment to Seller or (ii) the Effective Time until paid in the event Seller is making a payment to Buyer. Once the Intercompany Statement becomes final and binding as aforesaid and any required adjustment payment is made pursuant to the foregoing, all Intercompany Payables and Intercompany Receivables as of the Closing Date shall be deemed fully paid, discharged and released.

              Section 3.5 Gas Imbalance Adjustments. The Purchase Price shall be:

              (a) reduced by the product obtained by multiplying the aggregate amount of Unscheduled (Negative) Imbalances by $2.10 per MMBtu; and

              (b) increased by the product obtained by multiplying the aggregate amount of Unscheduled (Positive) Imbalances by $2.10 per MMBtu.


                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

              Section 4.1 Representations and Warranties of Seller. As of the date of this Agreement, Seller represents and warrants to Buyer as follows:

              (a) Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              (b) Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets owned or leased by it makes such qualification necessary, except where the failure to so qualify and be in good standing will not have a Material Adverse Effect.

              (c) Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller.

              (d) Enforceability. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

              (e) Company Shares. The Seller holds of record and owns beneficially all outstanding Company Shares free and clear of any security interests, liens, options, warrants, purchase rights, or other encumbrances (except as created by this Agreement and restrictions on sales of stock under applicable securities laws). Upon the purchase of the Company Shares as contemplated by this Agreement, the Buyer will obtain good and valid title to the Company Shares free and clear of all security interests, liens, options, warrants, purchase rights, or other encumbrances (other than those created by, through or under Buyer and restrictions on sales of stock under applicable securities laws). The Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any Company Shares. Except as created by this Agreement, the Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting, holding or disposition of any Company Shares.

              (f) Company Capitalization. The entire authorized capital stock of the Company consists of 10,000 Company Shares, of which only the 2,100 Company Shares held beneficially and of record by the Seller are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of the preemptive rights of any person. Except for the Company Shares, there are outstanding (i) no shares of capital stock, Voting Debt or other voting securities of the Company; (ii) no securities of the Company convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of the Company; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or Seller or any Seller Related Company is a party or by which any of them is bound in any case obligating the Company or Seller or any Seller Related Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of the Company, or obligating the Company, the Seller or any Seller Related Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The term "Voting Debt" means any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Company's stockholders may vote.

              (g) Company Financial Statements. Attached hereto as SCHEDULE 4.1(G) are the following financial statements (collectively the "Financial Statements"): (i) audited statements of financial position, operations and changes in stockholders' equity, and cash flows as of and for the fiscal years ended June 30, 1994, 1995, and 1996, for the Company; and (ii) unaudited statements of financial position and operations for the Company (the "Most Recent Financial Statements") as of and for the six months ended December 31, 1996 (the "Report Date"). The Financial Statements present fairly, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, the financial condition of the Company as of such dates and the results of operations and cash flows of the Company for such periods; provided, however, that (1) the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items and
(2) no representation or warranty is made under this subsection with respect to the title of the Company to any Subject Interests, any matters addressed in the Reserve Report or in Sections 3.3, 3.4 or 3.5, any pending or threatened Actions, any Plugging and Abandonment Obligations, or the existence, non-existence or effect of any Environmental Condition, Environmental Claims, Offsite Environmental Matters, Environmental Liabilities, Environmental Defects or Environmental Matters.

              (h) No Conflict or Violation. Except for any exceptions set forth in Section 4.1(i) (or SCHEDULE 4.1(I)), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller will (i) conflict with or result in a violation or breach of or default under any provision of the certificate of incorporation, by-laws or other similar governing documents of Seller or the Company, (ii) conflict with or result in a violation or breach of or default under any agreement, indenture or other instrument under which Seller or the Company is bound, other than such conflicts, breaches, violations or defaults as will not have a Material Adverse Effect, or (iii) violate or conflict with any Law applicable to Seller or the Company or the properties or assets of Seller or the Company.

              (i) Consents. Except for the consents, filings, notices or preferential or preemptive rights expressly described and set forth in SCHEDULE 4.1(I) or the failure of which to obtain or with which to comply will not have a Material Adverse Effect, no consent, approval, authorization or permit of, or filing with or notification to, or waiver or non-exercise of any preferential or preemptive rights by any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller or the Company.

              (j) Actions. Except as set forth on SCHEDULE 4.1(J), there is no Action pending against the Company or, to the knowledge of Seller, pending against the Assets or threatened against the Company or the Assets, other than Actions which are not reasonably likely to have a Material Adverse Effect.

              (k) Compliance With Laws. Except as set forth on SCHEDULE 4.1(K), the Company is not in violation of any Law, other than violations of Law which are not reasonably likely to have a Material Adverse Effect; provided that, Seller makes no representation or warranty, express or implied with respect to any Environmental Law, any Tax Law or any employee benefit plans or arrangements except as respectively set forth in Sections 4.1(p), 4.1(q) and 4.1(r).

              (l) Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or the Company are liable or shall incur any liability.

              (m) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened against Seller or the Company.

              (n) Material Contracts. SCHEDULE 4.1(N) sets forth a complete list of the following contracts, agreements or commitments to which the Company is a party or by which the Company or, to the knowledge of Seller, the Assets are bound:

                     (1) any written or oral contract or agreement with Seller or any Seller Related Company relating to the provision of goods or services which will survive the Closing;

                     (2) any contract, agreement or commitment that commits the Company to aggregate expenditures with respect to the Company's interest of more than $100,000 in any calendar year; excluding (i) the Subject Interests and any contracts or agreements creating interests in the Subject Interests or in any Hydrocarbon Interests, wells or units, (ii) joint operating agreements, (iii) unitization or pooling agreements, and (iv) any contracts, agreements or commitments listed pursuant to other clauses of this Section 4.1(n);

                     (3) any lease, sublease, installment purchase or similar arrangement for the use or occupancy of any land, building or other real property, excluding (i) interests in the Subject Interests or in any Hydrocarbon Interests, wells or units, (ii) surface leases not material to the business of the Company, and (iii) leases of real property which involve aggregate expenditures or receipts by the Company of $100,000 or less in any calendar year;

                     (4) other than indebtedness for borrowed money that will be fully reflected in the Intercompany Statement, any indenture, trust agreement, loan agreement or note under which the Company has outstanding indebtedness for borrowed money or with respect to which the Company has guaranteed the obligations of any other Person for borrowed money;

                     (5)    any agreement of surety, guarantee or
              indemnification by the Company outside of the ordinary course of the Company's business; and

                     (6) any covenant to not compete or area of mutual interest agreement

(collectively the "Material Contracts").

              (o) Events Subsequent to Report Date. Except in each case as set forth in SCHEDULE 4.1(O) or as otherwise disclosed in the Financial Statements, since the Report Date the Company has engaged in business in a manner consistent with its past practices, and to the knowledge of Seller there has not been any:

                     (1) destruction, damage to, or loss of any assets of the Company that (after giving effect to any insurance coverage with regard thereto) is reasonably likely to have a Material Adverse Effect;

                     (2) change in accounting policies or practices (including, without limitation, any change in depreciation or amortization policies) by the Company, except as required under GAAP;

                     (3) sale or other disposition of any properties or assets of the Company except (i) in the ordinary course of business or (ii) any item of personal property or equipment having a value of less than $25,000;

                     (4) employment agreement (not terminable at will) entered into by the Company or any increases in the compensation payable to any officers or employees of the Company (other than increases for employees who are not officers of the Company made in the ordinary course of business and consistent with past practice);

                     (5) (i) dividend or other distribution in respect of the Company Shares or (ii) other transactions between the Company and the Seller or any Seller Related Company other than those subject to or evidenced by the contracts and agreements listed in
              SCHEDULE 4.1(N);

                     (6) change in any Plan or Benefit Arrangement, except as required by Law;

                     (7) labor dispute, strike or similar work stoppages or threats thereof by or with respect to persons employed by the Company; or

                     (8) settlement entered into or consent made to any order, decree or judgment relating to or arising out of any Action relating to the Company which is reasonably likely to have a Material Adverse Effect.

              (p) Environmental Matters. Except as set forth in SCHEDULE 4.1(P) or in the Environmental Reports, Seller has no knowledge of any Environmental Claim or Offsite Environmental Matter, other than Environmental Claims and Offsite Environmental Matters which, either individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

              (q) Tax Matters. With respect to the Company, except as set forth in SCHEDULE 4.1(Q), (i) all reports, returns, statements (including, without limitation, estimated reports, returns, or statements), and other similar filings required to be filed on or before the Closing Date by the Company (or the common parent of the affiliated, consolidated, combined and/or unitary group of which the Company is a member) (the "Tax Returns") with respect to any Taxes have been or will be timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed; (ii) the Tax Returns are or will be true and correct in all material respects, and all Taxes reported on such returns, and all other material Taxes of the Company that are due on or prior to the Closing Date (except those Taxes that are being disputed in good faith and for which adequate provision has been made in the Company's Financial Statements to the extent required by GAAP), have been or will be paid; (iii) the Company (or the common parent of the affiliated, consolidated, combined and/or unitary group of which the Company is a member) has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (iv) there are no audits, claims, proposed or final deficiency notices, assessments, levies, administrative proceedings, or lawsuits pending or, to the knowledge of Seller, threatened against the Company by any taxing authority; (v) there are no liens for Taxes upon any of the Assets except liens for Taxes not yet delinquent; (vi) the Company does not have any liability for the Taxes of any Person other than the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax law); (vii) no agreements relating to the allocation or sharing of, or liability or indemnification for, Taxes exist among the Company and any other Person; (viii) all Taxes required by law to be withheld or collected by the Company (including, but not limited to, Taxes required to be withheld with respect to amounts paid or owing to any officer, employee, creditor, stockholder, independent contractor or other person) have been timely withheld or collected and, to the extent required by Law, have been timely paid, remitted or deposited to or with the relevant taxing authority in all material respects; and (ix) no closing agreement or agreements pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law have been entered into by or with respect to the Company, and the Company has not agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company, which requires the Company to include any item of income in, or exclude any item of deduction from, any Tax Return. Notwithstanding anything in this Section 4.1(q) to the contrary, no representation or warranty is made with respect to the amount, availability, expiration, limitation or reduction of any net operating losses of the Company.

              (r)    Employee Benefit Plans.

                     (1) List of Plans. Except to the extent that an obligation is listed on SCHEDULE 7.2(B), SCHEDULE 4.1(R) includes a complete and accurate list of all material employee benefit plans as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Plans"), and material benefit arrangements that are not Plans ("Benefit Arrangements"), including, but not limited to any (A) incentive bonus or deferred bonus arrangements, (B) arrangements providing termination allowance, severance or similar benefits, (C) equity compensation plans, (D) deferred compensation plans, (E) employee assistance programs, (F) scholarship programs, (G) vacation policies, and (H) stock option plans that are currently in effect or were maintained within three years of the Closing Date, or have been approved before the Closing Date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of the Company or with respect to which the Company would have any liability.

                     (2)    Compliance.  Except as otherwise disclosed in
              SCHEDULE 4.1(R), with respect to each Plan listed on SCHEDULE 4.1(R), (i) the plan is in material compliance with ERISA in all respects, including but not limited to the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; (ii) there has been no transaction described in section 406 or 407 of ERISA or section 4975 of the Code relating to the plan unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable; (iii) the bonding requirements of section 412 of ERISA have been satisfied; and (iv) there is no litigation, action, proceeding, investigation or claim asserted or, to the Seller's knowledge, threatened (other than the payment of benefits in the normal course). All group health plans maintained by the Company have been operated in material compliance with section 4980B(f) of the Code.

                     (3) Severance Pay and Medical Coverage. Except as disclosed on SCHEDULE 4.1(R), no plan, arrangement or agreement with any one or more employees will cause, and the execution, delivery and performance of this Agreement by Seller will not cause, the Company to have liability for severance pay as a result of the consummation of the transactions described in this Agreement. Except as disclosed on SCHEDULE 4.1(R), the Company does not provide employee post-retirement medical coverage or contribute to or maintain any plan or arrangement that provides for medical coverage following termination of employment except as is required by section 4980B(f) of the Code, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

                     (4) Certain Pension Plans. The terms of all pension plans listed in SCHEDULE 4.1(R) to this Agreement that are intended to qualify under section 401(a) of the Code (i) have been determined by the IRS to be qualified under section 401(a) of the Code or (ii) the applicable remedial amendment periods will not have ended before the Closing Date. Except as disclosed on SCHEDULE 4.1(R), neither Seller nor the Company has any knowledge of any event or circumstance that would jeopardize the tax qualified status of the Plans listed in SCHEDULE 4.1(R).

                     (5) No Multiemployer Pension Plans or VEBAs. Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the Closing Date treated as a single employer together with the Company under section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or section 412 of the Code. During the last six years the Company has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of section 501(c)(9) of the Code.

              (s)    No Subsidiaries.  The Company does not have any
Subsidiaries.

              (t) No Default. The Company is not in default under any term or provision of any of the Material Contracts in any material respect.

              (u) Royalties. Except (i) for the PPG Claim, (ii) for matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, and (iii) for matters which result in the cancellation or loss of title in a Subject Interest, all royalties, overriding royalties and other similar payments due and payable on production with respect to a Subject Interest have been timely and fully paid, except amounts that are being held in suspense for title and other reasons which are customary in the industry and which suspense will not result in grounds for cancellation of the Company's rights in such Subject Interest.

              (v) Employees. The Company is not a party to or subject to any collective bargaining agreement. To the knowledge of Seller, no collective bargaining agent has been certified as a representative of any of the employees or former employees of the Company. To the knowledge of Seller, no union organizational campaign is currently pending with respect to any of the employees or former employees of the Company.

              (w)    Information Regarding Subject Interests.

                     (1) Except as set forth in SCHEDULE 4.1(N), there is no contract, commitment or agreement binding on the Subject Interests which provides for the approval of specific capital expenditures by the Company or Seller and under which the Company or Seller has approved future capital expenditures in excess of $100,000.

                     (2) Except as set forth in SCHEDULE 4.1(N), this Agreement and any document executed in connection herewith, there are no agreements or arrangements relating to the Subject Interests with Seller or any Seller Related Company that will be binding on Buyer, the Company or the Subject Interests after the Closing.

                     (3) Except as set forth in SCHEDULE 4.1(W)(3), there are no contracts, commitments or agreements for the sale or other disposition of oil, natural gas or natural gas liquids attributable to the Subject Interests having a term in excess of one year that are not terminable without penalty on 90 days' notice or less.

              (x) Leases. Without representing or warranting the Company's title therein, Part I of EXHIBIT A-2 sets forth in all material respects a complete listing of all oil, gas and/or hydrocarbon leases in which the Company owns an interest.

              (y) Permits. Except for those with respect to Environmental Laws, which are addressed exclusively in Sections 4.1(p) and 5.3, the Company has, and, to the knowledge of Seller, each other Person who operates a Property Subdivision has, obtained all material permits, licenses, franchises, authorities, consents and approvals necessary for owning and operating the Subject Interests and Property Subdivisions as presently operated, and all such permits, licenses, franchises, authorities, consents and approvals are in full force and effect, except such failures as would not, individually or in the aggregate, have a Material Adverse Effect.

              (z) Personal Property. Subject to the repairs, maintenance and replacements contemplated by the capital expenditures referenced in
SCHEDULE 4.1(N), all equipment and all vehicles owned or leased by the Company and currently used by the Company in connection with the operation of the Subject Interests have been maintained in an operable state of repair adequate to maintain normal operations in a manner consistent with the Company's past practices, except such failures to maintain as would not, individually or in the aggregate, have a Material Adverse Effect.

              (aa) Public Utility Holding Company Act. Neither the Company nor Seller is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" of a "holding company," in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

              (bb) Investment Company Act. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the Seller is not required to register under the Investment Company Act of 1940, as amended.

              (cc) Seller's Knowledge. Seller has no knowledge of any fact which results in any representation or warranty of Buyer in Section 4.2 being breached. If after the date of this

Agreement, Seller obtains knowledge of any fact which results in any representation or warranty of Buyer in Section 4.2 being breached, Seller will immediately furnish Buyer written notice thereof. This Section 4.1(cc) shall not apply to Buyer's representation and warranty in Section 4.2(i).

              Section 4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

              (a) Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted.

              (b) Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.

              (c) Enforceability. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

              (d) No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer will (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation, bylaws or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound or (ii) violate or conflict with any Law applicable to Buyer or the properties or assets of Buyer.

              (e) Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer, except for such consents, approvals, authorizations, permits, filings and notifications the failure of which to obtain or make are not reasonably likely to have a material adverse effect on the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.

              (f) Actions. There is no Action pending against Buyer or, to the knowledge of Buyer, threatened against Buyer, other than Actions which are not reasonably likely to have a material adverse effect on the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.

              (g) Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Seller or the Company shall incur any liability.

              (h) Qualified Owner. The consummation of the transactions contemplated hereby will not cause Buyer or the Company to be disqualified as an owner of any federal or state oil, gas and mineral lease or to exceed any acreage limitation imposed by any statute, rule, regulation or order of governmental authority.

              (i) Funds. Buyer has, and at all times prior to Closing will have, sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay the Closing Payment and all related fees and expenses of Buyer.

              (j) Buyer's Knowledge. Buyer has no knowledge of any fact which results in any representation or warranty of Seller in Section 4.1 being breached. If after the date of this Agreement, Buyer obtains knowledge of any fact which results in any representation or warranty of Seller in Section 4.1 being breached, Buyer will immediately furnish Seller written notice thereof.

              (k) No Distribution. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its counsel and such other persons it has deemed appropriate concerning this Agreement and has relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the geologic and geophysical characteristics of the Subject Interests, the estimated reserves recoverable therefrom, and the price and expense assumptions applicable thereto. Buyer is an "accredited investor," as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Company Shares for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.

              (l) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer, threatened against Buyer.


                                   ARTICLE V.
               ACCESS TO INFORMATION; ENVIRONMENTAL MATTERS; ETC.

              Section 5.1 General Access. Subject to Section 5.4 (which shall govern all environmental reviews, inspections and audits), promptly following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Seller shall cause the Company (i) to permit Buyer and its representatives to have reasonable access at reasonable times in the Company's offices, and in a manner so as not to interfere unduly with the business operations of the

Company, to the Company's books, records, contracts, abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, and documents relating to the Assets or the Company insofar as the same are in the Company's or Seller's possession and insofar as the Company and Seller may do so without (a) violating legal constraints or any legal obligation or (b) waiving any attorney/client, work product or like privilege and (ii), subject to any required consent of any third Person (other than a Seller Related Company), to permit Buyer and its representatives at reasonable times and at Buyer's sole risk, cost and expense, to conduct, in the presence of Company representatives, reasonable inspections of the Assets; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and Buyer does hereby indemnify and hold harmless, release and agree to defend the Seller Indemnified Parties and the Company from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses and causes of action to the extent arising from Buyer's inspection of the Assets, including, without limitation, claims for personal injuries, property damage and reasonable attorney's fees and expenses, REGARDLESS OF ANY CONCURRENT NEGLIGENCE OR STRICT LIABILITY ON THE PART OF THE SELLER INDEMNIFIED PARTIES OR THE COMPANY AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION. However, except to the extent such inspections materially contribute to, materially aggravate or materially adversely affect an Environmental Defect, such indemnification shall not extend to any Environmental Defect discovered in the course of such inspections, shall expire upon the Closing and shall not in any way affect or limit Seller's liabilities or responsibilities with respect to any Environmental Defect. Nothing in this Article V shall be construed to permit Buyer or its representatives to have access to any files, records, contracts or documents of Seller relating to this transaction, including, without limitation, any bids or offers received by Seller or the Company for the sale of the Company or any of the Company's assets in competition with the Buyer's bid or offer, it being agreed that all such competing bids or offers shall be the sole property of the Seller.

              Section 5.2 Confidential Information. Unless and until the Closing occurs, Buyer agrees to maintain all information made available to it pursuant to this Agreement confidential and to cause its officers, employees, representatives, consultants and advisors to maintain all information made available to them pursuant to this Agreement confidential, all as provided in that certain confidentiality agreement dated November 11, 1996 (the "Confidentiality Agreement"), by and between Seller and Buyer, the terms of which are incorporated herein by reference and made a part of this Agreement.

              Section 5.3 No Warranty or Representation. EXCEPT FOR SELLER'S WARRANTY AND REPRESENTATION IN SECTION 4.1(p), SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY ENVIRONMENTAL MATTERS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL CONDITION, ENVIRONMENTAL CLAIM OR OFFSITE ENVIRONMENTAL MATTER) AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER'S SOLE REMEDY FOR ANY ENVIRONMENTAL MATTER (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL CONDITION, ENVIRONMENTAL CLAIM OR OFFSITE ENVIRONMENTAL MATTER) WITH RESPECT TO ANY OF THE ASSETS OR THE COMPANY SHALL BE PURSUANT TO THE SELLER'S LIMITED WARRANTY AND REPRESENTATION IN SECTION 4.1(p) (WHICH SHALL NOT SURVIVE THE CLOSING), THE PROCEDURES SET

FORTH IN SECTIONS 5.4 AND 5.5, AND SELLER'S LIMITED POST-CLOSING INDEMNITY UNDER ARTICLE XIII. FURTHERMORE, WITHOUT LIMITING THE PROVISIONS OF PARAGRAPH 6 OF THE CONFIDENTIALITY AGREEMENT (WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT) AND EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN
SECTION 4.1, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS AND DATA NOW, HERETOFORE OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT; INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, POTENTIAL FOR PRODUCTION OF OIL, GAS OR OTHER HYDROCARBONS FROM THE SUBJECT INTERESTS, PROJECTED DEVELOPMENT COSTS, PROJECTED PLUGGING AND ABANDONMENT COSTS OR ANY OTHER MATTERS CONTAINED IN OR RELATED TO THE RESERVE REPORT; THE ENVIRONMENTAL REPORTS OR ANY OTHER ENVIRONMENTAL INFORMATION; OR ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLER, THE COMPANY OR ANY "WMC SOURCE" (AS DEFINED IN THE CONFIDENTIALITY AGREEMENT) OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, AGENT OR ADVISOR OF ANY WMC SOURCE.

              Section 5.4   Environmental Review and Audit.

              (a) Environmental Access. After the date of this Agreement and until March 31, 1997 (the "Environmental Examination Period"), subject to the restrictions contained in this Agreement and any required consent or waiver of any third Person (other than a Seller Related Company), Seller shall cause the Company (i) to permit Buyer and its representatives to have reasonable access at reasonable times in the Company's offices, and in a manner so as not to interfere unduly with the business operations of the Company, to Seller's and the Company's environmental files and records in the Seller's or the Company's possession relating to the Assets or any property formerly owned or operated by the Company insofar as Seller and the Company may do so without waiving any attorney/client, work product or like privilege and (ii) to permit Buyer and the Environmental Consultant to have reasonable access to the Assets for the purpose of allowing Buyer and the Environmental Consultant to confirm the information in the Environmental Reports and to inspect and/or audit the Assets for any Environmental Defects (collectively, "Buyer's Environmental Review"), all at Buyer's sole risk, cost and expense.

              (b) Conduct of Review. Prior to conducting Buyer's Environmental Review, Buyer shall furnish Seller with a proposed scope of Buyer's Environmental Review, including a description of the activities to be conducted and the locations of such activities. No third Person, other than the Environmental Consultant and Buyer's employees and attorneys, may conduct Buyer's Environmental Review. Buyer shall not commence any activity proposed to be included in Buyer's Environmental Review unless and until such activity (including the location thereof) has been approved in writing by Seller, which approval shall not be unreasonably withheld and shall be given or denied within two Business Days after Buyer furnishes Seller with reasonably sufficient information with respect to such activity. Seller shall have the right to be present during any inspection (including Buyer's Environmental Review) of the Assets and shall have the right, at its option and expense, to split samples with Buyer.

              (c) Buyer Responsibility for Review. In connection with Buyer's Environmental Review, Buyer agrees that Buyer, the Environmental Consultant and Buyer's employees, agents and contractors shall comply with all Laws and shall exercise due care with respect to the Assets and their condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant facts and circumstances. Specifically, but without limitation, when handling solid waste or hazardous substances, if any, discovered during the inspection of the Assets, Buyer, the Environmental Consultant and Buyer's employees, agents and contractors shall handle such waste or substances in accordance with all Laws. Any soil or water samples taken by Buyer from the Assets shall be managed by Buyer consistent with the applicable rules and regulations of the U.S. Environmental Protection Agency and applicable state agencies with regulatory authority, provided, the Company shall be identified as the generator of such samples. Promptly after completing Buyer's Environmental Review, Buyer shall, at its sole cost and expense, restore the Assets to substantially the same condition the Assets were in at the time of Buyer's entry thereon, in accordance with good engineering practice, if changed due to Buyer's Environmental Review. Failure by Buyer to comply with the requirements of this subsection within a reasonable time period will entitle (but shall not obligate) Seller or the Company to take any action deemed necessary or appropriate by Seller or the Company to correct such failure after written notice to Buyer, all at Buyer's expense. Buyer shall maintain and shall cause its officers, employees, agents, representatives, contractors, consultants (including the Environmental Consultant) and advisors to maintain all information obtained by Buyer and the Environmental Consultant pursuant to the Buyer's Environmental Review as strictly confidential and shall not disclose same to any third Person without the prior written consent of Seller, except to the extent required by Law. Buyer shall provide Seller's counsel with copies of any final written reports prepared and analytical test results received by Buyer or the Environmental Consultant promptly following Buyer's or the Environmental Consultant's preparation or receipt of same.
Buyer does hereby indemnify and hold harmless, release and agree to defend the Seller Indemnified Parties and the Company from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses and causes of action, including all Environmental Liabilities, to the extent arising out of any violation by Buyer or Buyer's officers, employees, agents, representatives, contractors, consultants (including the Environmental Consultant) and advisors of the provisions of this subsection or from the inspection or testing of the Assets conducted by or on behalf of Buyer, including, without limitation, claims for personal injuries, property damage and reasonable attorney's fees and expenses, REGARDLESS OF ANY CONCURRENT NEGLIGENCE OR STRICT LIABILITY ON THE PART OF ANY SELLER INDEMNIFIED PARTY OR THE COMPANY AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION. However, except to the extent such inspections or testings materially contribute to, materially aggravate or materially adversely affect an Environmental Defect, such indemnification shall not extend to any Environmental Defect discovered in the course of such inspections and testings, shall expire upon the Closing and shall not in any way affect or limit Seller's liabilities or responsibilities with respect to any Environmental Defect.

              Section 5.5   Environmental Defects.

              (a) Buyer's Assertions of Environmental Defects. Prior to the expiration of the Environmental Examination Period, Buyer may notify Seller in writing of any matters which, in Buyer's reasonable opinion, constitute Environmental Defects. Buyer's written notice must include (i) a specific description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect, (ii) a description of the alleged Environmental Defect and the facts and circumstances giving rise thereto, including all evidence compiled by Buyer which supports the existence of such alleged Environmental Defect, and (iii) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such Environmental Defect. Buyer's calculation of the Remediation Amount must describe the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect, identify all material assumptions used by the Buyer in calculating the Remediation Amount, including the standards the Buyer asserts must be met to comply with Environmental Laws.

              (b) Seller's Election. Without limiting or waiving Seller's right to then or thereafter dispute the existence of an Environmental Defect or the alleged Environmental Defect Amount, if Buyer timely notifies Seller in writing of an Environmental Defect as required by Section 5.5(a), Seller, at its option, shall elect, at or prior to the Closing, one of the following options with respect to the Assets affected by the alleged Environmental Defect and, at Seller's option, any other Assets which form part of any field or other economic operating unit which includes such affected Assets (collectively, the "Environmental Defect Property"):

                     (i) except for Environmental Defect Properties which constitute unitized areas or offshore blocks, exclude such Environmental Defect Property from the Assets by causing the Company to convey the same (together with Incidental Rights and assets attributable or appurtenant thereto in the manner provided in Section 6.5 for excluded Title Defect Properties, but only to the extent such Incidental Rights and assets are practicably severable from the Assets without adversely impacting in any material respect the value or operations of the remaining Assets; provided, however, if such Incidental Rights and assets are not so practicably severable from the Assets, at or prior to the Closing or such later date as is provided in Section 6.6, Seller or Buyer, as appropriate, shall cause the Company to execute and deliver to the transferee of such Environmental Defect Property designated by Seller a perpetual use agreement on commercially reasonable terms which grants to such transferee the practical benefits such transferee would have received from such Incidental Rights and assets had they been so conveyed to such transferee) to a transferee designated by Seller at or prior to Closing or such later date as is provided in Section 6.6 and reduce the Purchase Price by the portion of the Purchase Price allocated to such Environmental Defect Property in the Property Schedule;

                     (ii) leave such Environmental Defect Property in the Assets and assume responsibility for the Remediation of such Environmental Defect; provided that, all costs for Remediation shall first be borne by Buyer to the extent Seller elects to apply any of the Environmental Defect Deductible to such costs; or

                     (iii) leave such Environmental Defect Property in the Assets and reduce the Purchase Price by the Environmental Defect Amount with respect to such Environmental Defect (taking into account any application of the Environmental Defect Deductible which Seller elects to make with respect thereto).

If Seller elects the option set forth in clause (iii) above, Buyer shall be deemed to have assumed responsibility for Remediation of such Environmental Defect and such Environmental Defect shall be deemed to constitute a Company Liability. If Seller elects the option set forth in clause (ii) above, Seller shall use commercially reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws and the provisions of any applicable lease, and Seller shall have access to the Environmental Defect Property after the Closing Date to implement and complete such Remediation in accordance with this section and an Access Agreement in substantially the form attached hereto as EXHIBIT 5.5(B) (the "Access Agreement"). Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (a) (i) upon receipt of a certificate or approval from the applicable state or federal authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements or (ii) upon receipt of a certificate from a licensed professional engineer if the approval or certification specified in (i) cannot be obtained because provision for such approval or certification is not provided under federal or state law and (b) to the extent express approval from the lessor is required under any applicable lease, upon receipt of such approval. For purposes of the option set forth in clause (i) above, the portion of the Purchase Price allocated to an Environmental Defect Property which includes one or more Subject Interests shall be the portion of the Purchase Price allocated to such Subject Interests in the Property Schedule, as adjusted pursuant to Section 6.2(b); provided that, if such Environmental Defect Property does not include any Subject Interest, then the portion of the Purchase Price allocated to such Environmental Defect Property shall be the fair market value of such Environmental Defect Property at the Effective Time, however, such portion of the Purchase Price shall never be more than the relative value (based on the Purchase Price allocations in the Property Schedule) of such Environmental Defect Property as a component of the Subject Interests with respect to which such Environmental Defect Property is used. A reduction in the Purchase Price pursuant to the option set forth in clause (i) above on account of an Environmental Defect Property which does not include any Subject Interests shall be applied, without duplication, to proportionately reduce the portion of the Purchase Price allocated in the Property Schedule to the Subject Interests in connection with which such Environmental Defect Property is used. If such Environmental Defect Property is not used in connection with any Subject Interests, no portion of the Purchase Price will be allocated thereto.

              (c) Environmental Defect Amount. If Seller elects the option set forth in Section 5.5(b)(iii) with respect to one or more Environmental Defects, then as Buyer's sole and exclusive remedy with respect to such Environmental Defects, Buyer shall be entitled to reduce the Purchase Price by the amount (the "Environmental Defect Amount"), if any, by which the

Remediation Amount with respect to the Environmental Conditions giving rise to such Environmental Defects exceeds that part, if any, of $500,000 (the "Environmental Defect Deductible") which Seller elects to apply as an offset or deduction against such Remediation Amount. Seller may also apply any part of the Environmental Defect Deductible to the cost of any Remediation undertaken by Seller pursuant to the option set forth in Section 5.5(b)(ii) and to reduce any post-Closing indemnity obligation of Seller with respect to Seller Environmental Obligations under Article XIII. Any Remediation costs to which Seller elects to apply the Environmental Defect Deductible shall be borne by the Buyer. Seller shall have the right from time to time upon written notice to Buyer to reallocate and change its application of the Environmental Defect Deductible, except to the extent of Remediation costs already incurred or contracted for by Buyer based on Seller's previous application thereof. It is expressly understood and agreed that the Environmental Defect Deductible represents an aggregate deductible for Environmental Defects which may be apportioned as provided in this Section 5.5(c) rather than as a separate deductible for each individual Environmental Claim.

              (d) Waiver by Buyer. If, prior to the expiration of the Environmental Examination Period, the Buyer has knowledge of an Environmental Defect and does not notify Seller in writing of the existence thereof on or before the expiration of the Environmental Examination Period (including, without limitation, any Environmental Defect noted or described in any oral or written report prepared by the Environmental Consultant), the Buyer shall be deemed to have waived such Environmental Defect and such Environmental Defect shall be deemed to constitute a Company Liability. In addition, all conditions and matters of which Buyer has knowledge prior to the expiration of the Environmental Examination Period and which would have constituted Environmental Defects but for the $25,000 threshold limitation set forth in the definition of Environmental Defect shall be deemed to constitute Company Liabilities.

              (e) Right of Contribution and Reimbursement. With respect to any Environmental Defect as to which Seller elects to assume responsibility pursuant to Section 5.5(b)(ii) and any other Environmental Liability for which any Buyer Indemnified Party is entitled to indemnification from Seller pursuant to Article XIII, if any Buyer Indemnified Party has a claim for or right of contribution, reimbursement, indemnity or other similar actions from or against any third Person (including any Affiliate of Buyer, other than the Company) with respect thereto, the Buyer Indemnified Party having such claim or right shall assign such claim or right to Seller to the extent assignable and shall assist Seller, at Seller's sole cost and expense, in pursuing and enforcing same. Furthermore, in consideration for the agreement of Seller to indemnify and defend the Buyer Indemnified Parties from and against certain Environmental Matters pursuant to Article XIII, effective upon Closing, Buyer for itself and the Company hereby releases, acquits and forever discharges the Seller and the Seller Indemnified Parties from any and all claims, demands or causes of action which Buyer or the Company may have against Seller or any Seller Indemnified Party with respect to any and all Environmental Matters (including, but not limited to, any right of contribution or reimbursement provided under Environmental Laws or other Laws) for which Seller has not agreed to indemnify any Buyer Indemnified Party or assume responsibility for Remediation and associated liabilities pursuant to this Agreement. At Seller's request, the Company shall provide Seller with a written confirmation of the foregoing release at or after Closing.


                                  ARTICLE VI.
                               TITLE ADJUSTMENTS

              Section 6.1 No Title Warranty or Representation. WITHOUT LIMITING BUYER'S RIGHT TO ADJUST THE PURCHASE PRICE BY OPERATION OF SECTION 6.2, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE COMPANY'S TITLE TO ANY OF THE ASSETS AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER'S SOLE REMEDY FOR ANY DEFECT OF TITLE, INCLUDING ANY TITLE DEFECT, WITH RESPECT TO ANY OF THE ASSETS SHALL BE PURSUANT TO THE PROCEDURES SET FORTH IN THIS ARTICLE VI, WHICH REMEDIES SHALL CEASE, AND BE DEEMED TO BE FINALLY AND CONCLUSIVELY SATISFIED, IN ALL RESPECTS, UPON THE CLOSING.

              Section 6.2   Buyer's Title Review.

              (a) Buyer's Assertion of Title Defects. On or prior to March 31, 1997 (the "Title Examination Period"), Buyer shall furnish Seller written notice meeting the requirements of this Section 6.2(a) (the "Title Defect Notice") setting forth any matters which, in Buyer's reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect with respect to any portion of a Property Subdivision pursuant to this Article
VI. For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert as a Title Defect by a Title Defect Notice given to Seller on or before the expiration of the Title Examination Period. To be effective, Buyer's Title Defect Notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect. To give Seller an opportunity to commence reviewing and curing Title Defects, on or before the end of each calendar week during the Title Examination Period, Buyer agrees to give Seller written notice of all Title Defects discovered by Buyer during the calendar week preceding the calendar week then ending, which may be preliminary in nature and supplemented prior to the end of the Title Examination Period. Buyer shall also promptly furnish Seller with written notice of any Seller Title Credit which is discovered by any of Buyer's employees or representatives while conducting Buyer's title review, due diligence or investigation with respect to the Subject Interests and Property Subdivisions.

              (b) Purchase Price Allocations. A portion of the Purchase Price has been allocated to the various Subject Interests in Property Subdivisions in the manner and in accordance with the respective values set forth in the Property Schedule. If any adjustment is made to the Purchase Price pursuant to this Section 6.2 or Section 5.5, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Property Subdivision in the Property Schedule.

              (c)    Seller's Opportunity to Cure.

                     (i) Seller shall have until two (2) days prior to the Closing Date, at its cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Title Defects. Any asserted Title Defects which are waived by Buyer within such time shall be deemed "Permitted Encumbrances" hereunder. Subject to Sections 6.2(c)(ii) and 6.2(c)(iii) and Seller's continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, if Seller within such time fails to cure any Title Defect of which Buyer has given timely written notice as required above, and Buyer has not and does not waive same on or before the day immediately preceding the Closing Date, the Property Subdivision affected by such uncured and unwaived Title Defect shall be a "Title Defect Property".

                     (ii) If Buyer furnishes to Seller timely Title Defect Notice(s) of one or more Title Defects and the same are not waived or cured as provided in Section 6.2(c)(i), Seller may elect to delay the Closing for a period of up to thirty (30) calendar days to afford Seller the opportunity, if it so elects, to attempt to cure any of the properly asserted Title Defects prior to the Closing. Notwithstanding Section 3.1(vi) to the contrary, if Seller elects to delay the Closing pursuant to this
              Section 6.2(c)(ii) to afford it the opportunity, if it so elects, to attempt to cure any Title Defects, Buyer shall not be obligated to pay any interest on the Purchase Price from the original Closing Date until the extended Closing Date. Subject to Section 6.2(c)(iii) and Seller's continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, if Seller within such time period fails or refuses to cure any Title Defect of which Buyer has given a timely Title Defect Notice and Buyer has not waived and does not waive the same before the delayed Closing, the Property Subdivision affected by such uncured and unwaived Title Defect shall be a "Title Defect Property."

                     (iii) If Buyer furnishes to Seller timely Title Defect Notice(s) of one or more Title Defects and the same are not waived or cured as provided in Section 6.2(c)(i) or Section 6.2(c)(ii), as applicable, Seller may elect to close the transactions contemplated hereby and retain the right to cure any of such Title Defects after Closing (whether or not Seller elects to delay Closing pursuant to Section 6.2(c)(ii) above). In such event, but subject to Seller's continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, the Purchase Price shall be subject to reduction pursuant to Section 6.2(d) taking into account all Title Defect Amounts attributable to the Title Defect Properties affected by the Title Defects which Seller may elect to cure after Closing. The Title Defect Properties affected by the Title Defects which Seller may elect to cure after Closing shall not be excluded from the Assets pursuant to Section 6.5. Seller shall have one hundred twenty (120) calendar days after the

              Closing Date (as may be delayed pursuant to Section 6.2(c)(iii) above) in which to attempt to cure any such Title Defects and to increase or restore any Seller Title Credits. If Seller cures any such Title Defect, then Buyer shall promptly pay Seller the Title Defect Amount with respect to the Title Defect that is so cured, but not exceeding the aggregate amount of the reductions in the Purchase Price which Buyer received as a result of any Title Defects, together with interest on the amount due Seller from the Closing Date through and including the date of payment at the Agreed Rate. Furthermore, the Title Defect Deductible shall be restored to the extent any portion of the Title Defect Deductible was applied as a credit against the Title Defect Amount attributable to such cured Title Defect. If a positive balance exists in the Available Deductible Amount after any restorations or increases thereof pursuant to the foregoing, and Seller has suffered a reduction in the Purchase Price as a result of any one or more uncured Title Defects, Buyer shall pay to Seller an amount (together with interest thereon from the Closing Date through and including the date of payment at the Agreed
              Rate) equal to the lesser of (i) the amount by which the Purchase Price was reduced as a result of such uncured Title Defects and
              (ii) the then existing balance of the Available Deductible
              Amount.

              (d) Buyer's Title Adjustments. Subject to Section 6.5, as Buyer's sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Purchase Price by the amount, if any, by which the aggregate amount of Title Defect Amounts with respect to all Title Defect Properties exceeds the sum (the "Available Deductible Amount") of $1,300,000 (the "Title Defect Deductible") plus the aggregate amount of Seller Title Credits with respect to all Property Subdivisions. "Title Defect Amount" shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows and subject to the following conditions:

                     (1) If the Title Defect results from the Company having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in the Property Schedule, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property in the Property Schedule by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in the Property Schedule.

                     (2) If the Title Defect results from the Company having a greater Working Interest in a Title Defect Property than the Working Interest specified therefor in the Property Schedule, the Title Defect Amount shall be equal to the present value (discounted at 10% compounded annually) of the increase in the costs and expenses forecasted in the Reserve Reports with respect to such Title Defect

              Property for the period from and after the Effective Time which is attributable to such increase in the Company's Working Interest.

                     (3) If the Title Defect results from the existence of a lien, the Title Defect Amount shall be an amount sufficient to discharge such lien.

                     (4) If the Title Defect results from any matter not described in paragraphs (1), (2) or (3) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Purchase Price allocated in the Property Schedule to such Title Defect Property); provided, that if such Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall be the reasonable cost and expense of curing such Title Defect, if less.

                     (5) If a Title Defect is not effective or does not affect a Title Defect Property throughout the entire productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.

                     (6) The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, but without limitation, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such lien or the cost and expense of such curative work shall only be included in the Title Defect Amount for one Title Defect Property (or allocated among one or more Title Defect Properties so affected, as may be specified by Buyer) and only once in such Title Defect Amount.

                     (7) If a Title Defect affects only a portion of a Property Subdivision (as contrasted with an undivided interest in the entirety of such Property Subdivision) and a portion of the Purchase Price has not been allocated specifically to such portion of a Property Subdivision in the Property Schedule, then for purposes of computing the Title Defect Amount, the portion of the Purchase Price allocated to such Property Subdivision shall be further allocated among the portions of such Property Subdivision in the proportion that the net acreage (or net acre feet, as appropriate) of such Property Subdivision affected by such Title Defect bears to the net acreage (or net acre feet, as appropriate) in the entire Property Subdivision. In the event such Property Subdivision is subject to a unitization agreement, the foregoing allocation shall be made in a manner which is consistent with the allocation of production or productive acreage in such unitization agreement.

                     (8) The Title Defect Amount attributable to a Title Defect Property or any portion thereof shall not exceed the portion of the Purchase Price allocated to such Title Defect Property or such portion in Section 6.2(b) and paragraph (7) above. For example, but without limitation, if the Company does not own fifty percent (50%) of the Net Revenue Interest specified in the Property Schedule for a Title Defect Property and such unowned fifty percent (50%) interest is also burdened by a lien, the Title Defect Amount for such Title Defect Property shall not exceed the portion of the Purchase Price allocable to such fifty percent (50%) interest notwithstanding that it may be affected by multiple Title Defects.

                     (9) No Title Defect Amount shall be allowed on account of and to the extent that an increase in the Company's Working Interest in a Property Subdivision has the effect of proportionately increasing the Company's Net Revenue Interest in such Property Subdivision.

                     (10) With respect to any Subject Interest in a Property Subdivision in which Buyer or an Affiliate of Buyer likewise owned an undivided interest at the Effective Time, no Title Defect Amount shall be allowed on account of a Title Defect affecting such Subject Interest that also affected Buyer's or such Affiliate's interest in such Property Subdivision in the same manner at the Effective Time.

                     (11) Notwithstanding the foregoing, if the Title Defect Amount determined pursuant to the foregoing with respect to a Title Defect Property is $10,000 or less, then the Title Defect Amount with respect to such Title Defect Property shall be deemed zero; provided, however, that the aggregate amount of Title Defect Amounts with respect to Title Defect Properties of less than $10,000 which are deemed to be zero by reason of this paragraph (11) shall not exceed $250,000.

              Section 6.3 Determination of Title Defects. A portion of a Property Subdivision shall be deemed to have a "Title Defect" if any one or more of the following statements is untrue with respect to such portion of a Property Subdivision as of the Effective Time and/or as of the Closing Date:

              (a)    The Company has Defensible Title thereto.

              (b) All rentals, Pugh clause payments, shut-in gas payments and other similar payments (other than royalties, overriding royalties and other similar payments on production) due with respect to such portion of a Property Subdivision have been properly and timely paid.

              (c) Except for the failure to timely and/or fully pay any royalties, overriding royalties or similar payments on production, the Seller is not in default under the material terms of any leases, farmout agreements or other contracts or agreements respecting such portion of a Property Subdivision which could (1) prevent the Company from receiving the proceeds of production attributable to the Company's interest therein, or (2) result in cancellation of the Company's interest therein.

Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not be asserted as, and shall not constitute Title
Defects: (i) defects in the early chain of the title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another Person's superior claim of title to the relevant Subject Interest or portion thereof, (ii) defects arising out of lack of survey, (iii) defects arising out of lack of corporate authorization, unless Buyer provides affirmative evidence that such lack of authorization results in another Person's superior claim of title to the relevant Subject Interest or portion thereof, (iv) the failure to obtain or absence of any federal patent or conveyance with respect to any lands over which any state has claimed ownership and which have been covered by a state lease for more than ten years, and (v) defects that have been cured by possession under the applicable statutes of limitations or statutes for prescription. Furthermore, in determining the existence of a Title Defect, due consideration shall be given to the length of time hydrocarbons have been produced from the affected property without any adverse claim even though such period may be less than the period of possession or use required under applicable limitations or prescription statutes.

              Section 6.4 Seller Title Credit. A "Seller Title Credit" shall mean, with respect to a Property Subdivision, the amount by which the value of such Property Subdivision is enhanced by virtue of (a) the Company having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue specified therefor in the Property Schedule, (b) the Company having a lesser Working Interest in such Property Subdivision than the Working Interest specified therefor in the Property Schedule, or (c) such Property Subdivision being subject to lesser lien indebtedness than expressly disclosed in any Schedule hereto, which amount shall be determined as follows:

                     (1) If the Seller Title Credit results from the Company having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in the Property Schedule, the Seller Title Credit shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Property Subdivision in the Property Schedule by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property Subdivision in the Property Schedule.

                     (2) If the Seller Title Credit results from the Company having a lesser Working Interest in a Property Subdivision than the Working Interest specified therefor in the Property Schedule, the Seller Title Credit shall be equal to the present value (discounted at 10% compounded annually) of the decrease in the costs and expenses forecasted in the Reserve Report with respect to such Property Subdivision for the period from and after the Effective Time which is attributable to such decrease in the Company's Working Interest.

                     (3) If the Seller Title Credit results from a Property Subdivision being subject to lesser lien indebtedness, the Seller Title Credit shall be equal to the amount of the Company's proportionate share of the reduction in such lien indebtedness; provided that, if lien indebtedness affects more than one Property Subdivision, the Seller Title Credits with respect to such Property Subdivisions shall be determined without duplication (e.g., credit shall not be given twice to the same reduction in indebtedness);and provided further, no Seller Title Credit shall be allowed to the extent such lien indebtedness is paid by the Company after the Report Date and is not reimbursed by Seller.

                     (4) In determining the amount of Seller Title Credits, the principles and methodology set forth in paragraphs (5), (6) and (7) of Section 6.2(d) shall be applied, mutatis mutandis.

                     (5) No Seller Title Credit shall be allowed on account of and to the extent that a decrease in the Company's Working Interest in a Property Subdivision has the effect of proportionately decreasing the Company's Net Revenue Interest in such Property Subdivision.

                     (6) Notwithstanding the foregoing, if the Seller Title Credit determined pursuant to the foregoing with respect to a Property Subdivision is $10,000 or less, the Seller Title Credit with respect to such Property Subdivision shall be deemed zero; provided, however, that the aggregate amount of Seller Title Credits with respect to Property Subdivisions of less than $10,000 which are deemed to be zero by reason of this paragraph
              (6) shall not exceed $250,000.

The Title Defect Deductible shall be restored to the extent that any portion thereof is applied as a credit against a Title Defect Amount attributable to a Title Defect which is subsequently cured by Seller or determined not to constitute a Title Defect.

              Section 6.5 Exclusion of Defect Properties. On or before the Closing Date, Seller may elect to exclude any Title Defect Property from the Assets by causing the Company to convey the same to a transferee designated by Seller so long as the Purchase Price is reduced by the portion of the Purchase Price allocated to such Title Defect Property in the Property Schedule. Upon such election by Seller, said Title Defect Property, together with a pro rata share of all Incidental Rights, oil, gas and other hydrocarbons and other assets attributable or appurtenant thereto (but only to the extent such Incidental Rights, oil, gas and other hydrocarbons and other assets are practicably severable from the Assets without adversely impacting in any material respect the value or operations of the remaining Assets; provided, however, if such Incidental Rights, oil, gas and other hydrocarbons and other assets are not so practicably severable from the Assets, upon such election by Seller, Seller or Buyer, as appropriate, shall cause the Company to execute and deliver to the transferee of said Title Defect Property designated by Seller a perpetual use agreement on commercially reasonable terms which grants to such transferee the practical benefits such transferee would have received from such Incidental Rights, oil, gas and other hydrocarbons and other assets had they been so conveyed to such transferee), shall be conveyed by the Company to such designated transferee and excluded from the Assets.

              Section 6.6 Deferred Claims and Disputes. In the event that Buyer and Seller have not agreed upon (i) the existence of one or more Title Defects or Seller Title Credits or one or more adjustments, credits or offsets claimed by Buyer or Seller pursuant to and in accordance with the requirements of this Article VI or (ii) the existence of one or more Environmental Defects, any Remediation, Remediation Amount or plan therefor, or one or more adjustments, credits or offsets claimed by Buyer or Seller pursuant to Section 5.5, any such dispute or claim (a "Deferred Adjustment Claim") shall be settled pursuant to this Section 6.6 and, except as provided in Sections 9.1(f), 9.2(f) and 9.4, shall not prevent or delay Closing. In no event shall any Title Defect Amount, Environmental Defect Amount or Remediation Amount asserted by Buyer, or any Seller Title Credit asserted by Seller, as a Deferred Adjustment Claim exceed the amount asserted by Buyer or Seller therefor prior to the end of the Title Examination Period in accordance with Section 6.2 or the Environmental Examination Period in accordance with Section 5.5, as applicable. With respect to each potential Deferred Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such party's position with respect to such Deferred Adjustment Claim. At Closing, the Purchase Price shall not be adjusted on account of, and, except as provided in Sections 9.1(f) and 9.2(f), no effect shall be given to, the Deferred Adjustment Claim. On or prior to the thirtieth (30th) consecutive calendar day following the Closing Date or, if earlier, the date which was the "Closing Date" before Closing was delayed under
Section 9.4 (the "Deferred Matters Date"), the Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims. Any Deferred Adjustment Claims which are not so resolved on or before the Deferred Matters Date may be submitted by either party to final and binding arbitration in accordance with the Arbitration Procedures; provided, however, that the Seller may elect at any time to resolve all disputes relating to the Deferred Adjustment Claims by the payment to Buyer of the amount by which the Purchase Price would have been reduced at Closing on account of the Title Defects or Environmental Defects which constitute Deferred Adjustment Claims if same did not constitute Deferred Adjustment Claims, together with interest thereon from the Closing Date to the date of such payment at the Agreed Rate. Notwithstanding anything herein provided to the contrary, including Section 6.2(c), but without limiting Seller's rights under Sections 6.2(c)(ii) and 6.2(c)(iii), Seller shall be entitled to cure any Title Defect which constitutes a Deferred Adjustment Claim at any time prior to the point in time when a final and binding written decision of the board of arbitrators is made with respect thereto in accordance with the Arbitration Procedures. The amount of any reduction in the Purchase Price to which Buyer becomes entitled under the final and binding written decision of the board of arbitrators shall be promptly refunded by Seller to Buyer, together with interest thereon from the Closing Date to the date of payment at the Agreed Rate. Notwithstanding anything herein provided to the contrary, if Seller has disputed the existence of an Environmental Defect with respect to any Asset for which Seller has made the election set forth in Section 5.5(b)(i), to the extent that the board of arbitrators makes a final and binding written decision that such Environmental Defect exists, Buyer shall cause the Environmental Defect Property with respect thereto to be promptly assigned by the Company to Seller or its designated transferee in accordance with Section 5.5(b) and, upon such assignment, such Environmental Defect Property shall become an Excluded Asset.

              Section 6.7 No Duplication. Notwithstanding anything herein provided to the contrary, if a Title Defect results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Section 4.1, then Buyer shall only be entitled to assert such matter as a Title Defect pursuant to this Article VI and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.


                                  ARTICLE VII.
                          TAXES AND EMPLOYEE BENEFITS

              Section 7.1   Tax Agreements.

              (a) Tax Return Filings and Tax Payments for 1997. Seller shall include the Company in its consolidated federal income Tax return, and in those state, local and foreign Tax returns that are filed on a consolidated, combined or unitary basis, for its tax period that includes the Closing Date, and Seller shall be responsible for the payment of, and shall indemnify and hold harmless the Buyer against, all Taxes required to be paid with respect to such consolidated, combined or unitary Tax Returns. Such Tax Returns shall include (a) the income and gains resulting from the purchase and sale of the Company Shares, (b) any deferred income and gain taken into income by reason of Treasury Regulation Section 1.1502-13 or any similar provision of state, local or foreign law, and (c) all other items of income, gain, loss, deduction and credit of the Company for the period up to and including the Closing Date, as determined by closing the books of the Company as of the end of the Closing Date; provided, however, such Tax Return shall not include any income, gain, loss, deduction or credit of the Company arising as a result of action of Buyer or the Company taken after the Closing. The Buyer shall cause the Company to properly file all state and local tax returns required to be filed by the Company for all taxable periods or portions thereof which include the Closing Date and which are not described in the preceding sentence, and to pay all taxes due with respect to such tax returns.

              (b) Tax Elections and Reporting Positions for 1996 and 1997. Without the prior written consent of Buyer, neither Seller nor the Company nor any Affiliate of Seller shall, to the extent it may affect or relate to the Company, make or change any election, change any annual tax accounting period, adopt or change any tax accounting method, file any amended return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have any material adverse tax effects to the Company for any period or portion thereof beginning after the

Closing Date, or to Buyer or any Affiliate of Buyer. For purposes of the preceding sentence, the reduction of any net operating loss carryforward of the Company to a period beginning after the Closing Date resulting from any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission shall not be a material adverse tax effect. Without the prior written consent of Seller, neither Buyer nor the Company nor any Affiliate of Buyer shall, to the extent it may affect or relate to the Company, make or change any election, change in the annual tax accounting period, adopt or change any tax accounting method, file any amended return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver or limitation period applicable to any Tax claim or assessment, take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have any material adverse tax effects to the Company with respect to any period ending on or before the Closing Date, or to the Seller, or any Affiliate of Seller. Notwithstanding the preceding sentence, however, Buyer or its Affiliates shall not be required to obtain the consent of Seller prior to entering into closing agreements or settling Tax claims or assessments of Taxes with respect to separate Tax returns filed by the Company for periods ending on or before the Closing Date, unless Seller (i) advances all Taxes and other costs incurred by Buyer or the Company in continuing to contest the Tax claims or assessments or to pursue the claims for refunds and (ii) furnishes the Buyer with an opinion of its regular outside Tax accountant or Tax counsel acceptable to Buyer that there is substantial authority for the position that is the subject of such contest of such claim or assessment.

              (c) Termination of Existing Tax Sharing Agreements. The Seller shall cause all existing Tax sharing agreements or arrangements disclosed on SCHEDULE 4.1(Q) to be terminated as of the Closing Date, but after payment by the Company of its obligation for Taxes and after receipt by the Company of any amounts due it under such Tax sharing agreements with respect to the pre-Closing period. Except as otherwise provided in the preceding sentence, after the Closing Date, the Company shall not have any further rights or obligations under any such agreements.

              Section 7.2   Employee Matters.

              (a) Maintenance of Health Benefit Program. From and after Closing, for at least three months following the Closing Date, Buyer agrees to cause the Company to (a) maintain equal or greater medical benefit coverage under the same or better terms and conditions as is specified in the Greenhill Petroleum Corporation Welfare Benefit Plan immediately prior to the Closing Date for the benefit of current and former Company employees and their covered dependents, and (b) fulfill the medical benefit commitments described on
SCHEDULE 4.1(R).

              (b)    Employee Compensation Arrangements.

                     (1) Incentive Plans and Severance Program. At or within two Business Days following Closing, Seller will notify Buyer of the names of the compensation recipients and the compensation amount payable to each recipient under the "Greenhill Petroleum Corporation Incentive Compensation Plan - Office Staff and

              Field Supervisors," the "Greenhill Petroleum Corporation Incentive Compensation Plan - Field Employees," and the "Greenhill Petroleum Corporation Retention Severance Program" referenced in SCHEDULE 7.2(B). Following receipt of such notification by Buyer and within 10 days following Closing, Buyer will cause the Company to pay the specified compensation recipients the compensation amounts due them under such plans and program as specified by Seller in such notice, and to comply with any employment tax withholding requirements, any employer contribution payments and any other type of employment related tax which may be applicable with respect to such payments.

                     (2)    Special Compensation Arrangements.   Within five
              Business Days of the date on which the amount of the compensation can be determined Seller will notify Buyer whenever a compensation payment is payable to any Company employee under the terms of a special compensation arrangement listed on
              SCHEDULE 7.2(B), excluding the incentive plans and retention severance program referred to in Section 7.2(b)(1) above. Each such notification will include the names of the compensation recipients and the compensation amount payable to each recipient. Within 10 days following receipt of any such notification by Buyer, Buyer will promptly cause the Company to pay the specified compensation recipients the compensation amounts due them under such special compensation arrangements as specified by Seller in such notice, and to comply with any employment tax withholding requirements, any employer contribution payments and any other type of employment related tax which may be applicable with respect to such payments.

                     (3) Reimbursement by Seller. Upon its receipt of a written statement from the Buyer certifying that the Company has paid the compensation amounts to the compensation recipients listed in a notification by Seller given pursuant to Section 7.2(b)(1) or 7.2(b)(2) above, Seller will promptly reimburse the Buyer for the entire amount of such compensation payments paid by the Company plus (i) the amounts paid or payable by the Company under Sections 3111(a) and 3111(b) of the Code with respect to such compensation payments, (ii) any employer contribution payments which are required with respect to such compensation payments under the Company's benefit or compensation plans as they existed immediately prior to Closing, and (iii) any other type of employment related tax which may be applicable with respect to such payments and which does not relate to any change by the Company after Closing of its business or its employee benefit plans or compensation arrangements. Any amounts reimbursed by Seller to Buyer pursuant to this Section 7.2(b)(3) shall be deemed to constitute post-Closing adjustments to the Purchase Price.

              (c) Company Employee Benefits. With respect to those employees of the Company who continue their employment with the Company after the Closing Date or are hired by the Buyer or an Affiliate of Buyer within 6 months after the Closing Date, Buyer shall, or shall cause the Company or the Buyer's Affiliates to, take all action necessary to cause all such employees to be covered under the employee benefit plans and fringe benefit arrangements of the Company, Buyer or Buyer's Affiliates, as the case may be, in each case effective as of the Closing Date, on the same basis as those provided to employees of Buyer or its Affiliates who hold comparable positions; and further provided that Buyer's or its Affiliates' health plans shall not impose any preexisting condition or waiting period requirement on any such employee's participation in such health plan with respect to conditions currently permitted to be covered thereunder if such employee enrolls within thirty (30) days of beginning employment with Buyer or Buyer's Affiliate. Buyer or Buyer's Affiliate shall grant all such employees credit for purposes of eligibility and vesting under Buyer's or its Affiliate's employee benefit plans (including vacation and severance) for their service with the Company prior to the Closing Date. If Buyer or its Affiliates give credit under their employee vacation plans for oil and gas industry experience, such employees shall be given credit for their years of industry experience (up to a maximum of five years) prior to the Closing Date for vacation plan purposes rather than for their years of service with the Company prior to the Closing Date.

              (d) Severance of Employment Relationship With Certain Employees. As of or prior to the Closing Date, Seller shall cause the Company to sever its employment relationship with any person who is designated by Buyer in accordance with the provisions of this Section 7.2(d). On or prior to March 7, 1997, Buyer shall provide Seller with written notice of which employees of Company will not continue to be employed by the Company following the Closing Date. Buyer agrees to make its determination and selection of such employees in compliance with applicable federal and state laws. Within five Business Days after Seller receives such written notice regarding an employee, Seller will cause the Company to provide such employee with written notice of the date of such employee's severance of employment with the Company.


                                 ARTICLE VIII.
                         COVENANTS OF SELLER AND BUYER

              Section 8.1   Conduct of Business Pending Closing.  Subject to
Section 8.2 and the constraints of applicable operating agreements and other existing agreements with third Persons (other than any Seller Related Company) from the date hereof through the Closing, except as disclosed in SCHEDULE 8.1, or as otherwise consented to or approved by Buyer (which consent or approval shall not be unreasonably withheld or delayed), Seller covenants and agrees that:

              (a)    Changes in Business.  The Company shall not:

                     (1) make any material change in the conduct of its business or operations;

                     (2) except in the ordinary course of business and consistent with past practices, enter into, assign, terminate or amend, in any material respect, any contract or agreement required to be disclosed pursuant to Section 4.1(n);

                     (3) declare or pay any dividends, or make any distributions, in respect of, or issue any of, its equity securities or securities convertible into its equity securities, or repurchase, redeem or otherwise acquire any such securities or make or propose to make any other change in its capitalization;

                     (4) merge into or with or consolidate with any other corporation or acquire all or substantially all of the business or assets of any corporation or other Person;

                     (5) make any change in its articles of incorporation or by-laws;

                     (6) purchase any securities of or equity interests in any corporation or other Person, except for investments in marketable securities made in the ordinary course of business and consistent with prior practices;

                     (7) other than pursuant to the requirements of existing contracts or commitments, sell, lease or otherwise dispose of any of the Assets, except (i) Assets sold, leased or otherwise disposed of in the ordinary course of business and (ii) any item of personal property or equipment having a value of less than $25,000;

                     (8) take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

                     (9) enter into any settlement of any pending or threatened Action, unless the settlement involves the payment of money damages of not more than $50,000 individually or $300,000 in the aggregate (other than on account of any insurance deductible of $50,000 or less) and does not impose an injunction or similar equitable relief upon the Company or materially impair the Company's defense of any other Action then pending or threatened against the Company of which the Company has knowledge;

                     (10) change its accounting policies or practices (including, without limitation, any change in depreciation or amortization policies), except as required under GAAP;

                     (11) enter into any employment agreement not terminable at will or grant any increases in the compensation of its officers and employees, except increases to employees who are not officers made in the ordinary course of business and consistent with past practices;

                     (12)   create or change any Plan or any Benefit
              Arrangement;

                     (13) incur any indebtedness for borrowed money or guarantee the indebtedness or obligations of any other Person for borrowed money;

                     (14) enter into any transactions, agreement or contract with Seller or any Seller Related Company other than in the ordinary course of business and consistent with prior practices pursuant to agreements disclosed in SCHEDULE 4.1(N);

                     (15) except in the ordinary course of business and consistent with prior practices, enter into any material lease (whether such lease is an operating or capital lease);

                     (16) make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not materially and adversely affect the Company or Buyer, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending June 30, 1996, except as may be required by Law or except for such changes as are not reasonably expected to materially and adversely affect the Company or Buyer; or

                     (17) agree in writing to do any of the foregoing matters which are prohibited by this Section 8.1(a).

              (b) Liens. The Company shall not create any express lien or security interest on any Assets, except to the extent (i) required or permitted incident to the exploration, operation or development of the Assets and the business of the Company pursuant to this Section 8.1 or (ii) required or evidenced by any contract or agreement required to be disclosed pursuant to
Section 4.1(n).

              (c)    Operation of Assets.  The Company shall:

                     (1) cause the Assets to be maintained and operated in the ordinary course of business in accordance with the Company's past practices (including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working or non-economical items of equipment or other personal property without regard to the limitation of Section 8.1(c)(3) below), maintain insurance now in force with respect to the Assets, and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

                     (2) cause, or in the event the Company is not operator, use reasonable efforts to cause, the Assets to be maintained and operated in material compliance with all Laws;

                     (3) (x) not commit to participate in the drilling of any new well or other new capital expenditure on the Assets the projected cost of which (net to the Company's interest and without consideration of any cost overruns) is in excess of $100,000 in any single instance, or (y) elect to become a nonconsenting party with respect to any operation or capital expenditure proposed by a third Person if the projected cost of such operation or capital expenditure (net to the Company's interest and without consideration of any cost overruns) is in excess of $100,000 in any single instance, or if the Company's election not to participate in such operation or capital expenditure would cause a permanent forfeiture of any Property Subdivision valued in excess of $100,000 in the Property Schedule, in both cases without the advance written consent of Buyer, which consent or non-consent must be given by Buyer within the lesser of (x) ten (10) days of Buyer's receipt of the notice from Seller or the Company or (y) one-half ( 1/2) of the applicable notice period within which the Company is contractually obligated to respond to third parties to avoid a deemed election by the Company regarding such operation or capital expenditure (provided Seller or the Company promptly gives such notice to Buyer after Seller or the Company receives
              it), as specified in Seller's or the Company's notice to Buyer requesting such consent which notice shall set forth the Company's recommendation as to whether the Company should participate in such operation or capital expenditure; provided that, failure by Buyer to respond within the aforesaid applicable period shall constitute Buyer's approval of the recommendation of the Company set forth in such notice with respect to such operation or capital expenditure;

                     (4) maintain and keep the Assets in full force and effect, except where such failure is due to (i) the failure to pay a delay rental, royalty, shut in royalty or other payment by mistake or oversight (including the Company's negligence) unless caused by the Company's gross negligence or willful misconduct, or (ii) the failure to participate in an operation due to the express or deemed nonconsent of Buyer; and

                     (5) use the Company's reasonable best efforts to maintain its relationships with suppliers, customers and others having material business relations with the Company with respect to the Assets so that they will be preserved for Buyer on and after the Closing Date.

              (d)    Contracts and Agreements.  The Company shall not:

                     (1) grant or create any Preference Right or Transfer Requirement with respect to the Assets except (i) in connection with the performance by the Company of an obligation or agreement existing on the date hereof or pursuant to this Agreement or (ii) in connection with the acquisition of Assets after the Effective Time if granting or creating such Preference Right or Transfer Requirement is a condition of such acquisition;

                     (2) enter into any oil, gas or other hydrocarbon sales, exchange, processing or transportation contract with respect to the Assets having a term in excess of one year which is not terminable without penalty on notice of ninety (90) days or less; or

                     (3) voluntarily relinquish the Company's position as operator with respect to any of the Assets.

              Section 8.2   Qualifications on Conduct.

              (a) Emergencies; Legal Requirements. Seller or the Company may take (or not take, as the case may be) any of the actions mentioned in
Section 8.1 above if reasonably necessary under emergency circumstances (or if required or prohibited (as the case may be) pursuant to Law) and provided Buyer is notified as soon thereafter as practicable.

              (b) Non-Operated Properties. If the Company is not the operator of a particular portion of the Assets, the obligations of the Company in Section 8.1 above with respect to such portion of the Assets which have reference to operations or activities that pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that the Company use its reasonable best efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such portion of the Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

              (c)    Certain Operations.

                     (1) Should the Company not wish to pay any lease rental or other payment or participate in any reworking, deepening, drilling, completion, equipping or other operation on or with respect to any well or other Property Subdivision which may otherwise be required by Section 8.1 above, the Company shall give Buyer written notice thereof at least fifteen (15) days prior to the date such rental or other payment is due or, in the case of an operation, promptly after the Company receives notice of such proposed operation from the operator of such property (or if the Company is the operator, at the same time the Company gives or is required to give notice of such proposed operation to the non-operators of such property). The Company shall not be obligated to make any such payment or to elect to participate in any such operation which the Company does not wish to make or participate in unless the Company receives from Buyer, within a reasonable time prior to the date when such payment or election is required to be made by the Company, (a) the written election and agreement of Buyer (i) to require the Company to take such action and (ii) to pay all costs and expenses of the Company with respect to such lease rental or other payment or such operation and (b) the funds necessary for such payment or operation as contained in the applicable AFE therefor or estimated by the

              Company. Notwithstanding the foregoing, the Company shall not be obligated to pay any lease rental or other payment or to elect to participate in any operation if the operator of the property involved recommends that such action not be taken. If Buyer advances any funds pursuant to this Section 8.2(c) with respect to a particular portion of the Assets, such portion of the Assets is excluded from the Assets pursuant to the terms hereof or Closing does not occur, and such funds are not reimbursed to Buyer within thirty (30) days after the earlier of Closing or termination of this Agreement, then with respect to such particular portion of the Assets, (i) Buyer shall own and be entitled to any interest of the Company that would have lapsed but for such payment or (ii) in the case of operations, Buyer shall be entitled to receive the penalty, if any, that the Company, as nonconsenting party, would have suffered under the applicable operating or other agreement with respect to such operations as if Buyer were a consenting party thereunder; in each case, subject to and after deduction of any damages or other relief to which the Company may be entitled with respect to any breach by Buyer of this Agreement.

                     (2) If a notice delivered to Buyer pursuant to Section 8.1(c)(3) sets forth a recommendation that the Company participate in an operation or capital expenditure the failure in which to participate will cause the forfeiture of all or any portion of a Subject Interest (or any interest in production attributable thereto) and the Buyer timely notifies Seller that it does not desire the Company to participate in same, then, on or before the Closing, Seller may elect to cause the Company to convey the Subject Interest (or the interest therein or interest in production therefrom) that would be so forfeited, together with a pro rata share of all Incidental Rights, oil, gas and other hydrocarbons and other assets attributable or appurtenant thereto (but only to the extent such Incidental Rights, oil, gas and other hydrocarbons and other assets are practicably severable from the Assets without adversely impacting in any material respect the value or operations of the remaining Assets; provided, however, if such Incidental Rights, oil, gas and other hydrocarbons and other assets are not so practicably severable from the Assets, upon such election by Seller, Seller shall cause the Company to execute and deliver to the transferee of said Subject Interest (or other interest) designated by Seller a perpetual use agreement on commercially reasonable terms which grants to such transferee the practical benefits such transferee would have received from such Incidental Rights, oil, gas and other hydrocarbons and other assets had they been so conveyed to such transferee) to a transferee designated by Seller and, upon such assignment, such Subject Interest or portion thereof so transferred shall become an Excluded Asset.

              Section 8.3 Public Announcements. Prior to the Closing Date, no party hereto will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby without first providing a copy to the other party and allowing them the opportunity to comment on such press release or statement, except where such release or statement is deemed in good faith by the releasing party to be required by Law or under the rules and regulations of the Australian, Melbourne, New York, London, Frankfurt or Swiss stock exchanges (or other public stock exchange of similar reputation and standing) on which the shares of such party or any of its Affiliates are listed. In each case to which such exception applies, the releasing party will use its reasonable best efforts to provide a copy of such release or statement to the other party prior to releasing or making the same.

              Section 8.4 Actions by Parties. Each of the parties agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in Article IX and to refrain from taking any action within its control which would cause a breach by such party of a representation or warranty set forth herein; provided, however, that neither Seller nor any Affiliate of Seller (other than the Company) shall be required to expend any funds or incur any costs to prevent or cure a breach of the representations and warranties set forth in Section 4.1 with respect to the Company.

              Section 8.5 Amendment of Schedules. As of the Closing Date, all Schedules hereto shall be deemed amended and supplemented to include reference to any matter (a) relating to the Company or the Assets which arises or occurs after the date hereof and does not result from a breach by Seller of
Section 8.1 or of Seller's representations and warranties in Section 4.1, (b) which results in an adjustment to the Purchase Price pursuant to Section 3.1,
(c) which relates to a property excluded from the Assets pursuant to Section 5.5(b)(i) or Section 6.5, or (d) for which Seller assumes responsibility pursuant to Section 5.5(b)(ii).

              Section 8.6 Further Assurances. Seller and Buyer each agrees that from time to time after the Closing Date, each of them will execute and deliver or cause their respective Affiliates (including the Company) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including the Company, to take) such other action, as may be necessary to carry out the purposes and intents of this Agreement.

              Section 8.7 Records and Record Keeping System. Buyer agrees to maintain (or cause the Company to maintain) the Company Records until the fifth anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer (or the Company) is necessary in order to have Company Records available with respect to open years for tax audit purposes), or, if any of the Company Records pertain to any claim or dispute pending on the fifth anniversary of the Closing Date, Buyer shall maintain any of the Company Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. In addition, Buyer agrees to maintain (or cause the Company to maintain) the financial record keeping system (including the computer system) relating to the Company and Assets which exists on the Closing Date (the "Record Keeping System") for a period of six months from the Closing Date. Buyer shall provide (or cause the Company to provide) Seller and its representatives reasonable access at reasonable times to and the right to copy all or any portion of the Company Records and the Record Keeping System (at Seller's sole expense) for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement,
(ii) complying  with any Law affecting Seller's interest in the

Company Shares or the Company's interest in the Assets prior to the Closing Date, (iii) preparing any audit of the books and records of any third party relating to Seller's interest in the Company Shares or the Company's interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties, (iv) preparing Tax Returns, (v) responding to or disputing any Tax audit or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement or with respect to the Company or the Assets.

              Section 8.8 Maintenance of Indemnification Provisions. In addition to and without limiting the Company's and Buyer's respective obligations under Articles XII and XIII, from and after the Closing Date and except to the extent any such matter is covered by Seller's indemnification obligations under Article XIII, the Company shall indemnify and hold harmless each present and former director and officer of the Company as to all claims, actions, suits, proceedings, or investigations arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, REGARDLESS OF ANY NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY ON THE PART OF SUCH DIRECTOR OR OFFICER AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION, all as and to the extent provided in the Company's certificate of incorporation and bylaws (or similar governing documents) as in effect on the date hereof (to the extent consistent with Law), which provisions shall survive the Closing Date and shall continue in full force and effect for a period of not less than five years from the Closing Date with respect only to the officers and directors of the Company as of and prior to the Closing; the Company will not amend those provisions for such period to the extent such amendment would affect the Company's indemnity obligations under this Section 8.8 with respect to the period at or prior to the Closing Date; and the Company shall advance expenses to each person indemnified hereunder to the fullest extent permitted by Law and required by such certificate of incorporation and bylaws (or similar governing documents). If any claim or claims are asserted or made as to matters subject to the foregoing indemnity provisions within such five year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition thereof. Buyer shall take all steps necessary to assure the Company's compliance with the foregoing covenants. This Section 8.8 shall not prevent the dissolution, merger or reorganization of the Company provided the indemnification obligations in this Section 8.8 are carried forward to the Company's successor by merger or reorganization or are adequately provided for in the event of a dissolution.

              Section 8.9 Company Obligations. From and after Closing, Buyer agrees to cause the Company to perform and comply with each of the actions and obligations required or stipulated in this Agreement to be performed or complied with by the Company and not to take any action which would prevent such performance and compliance by the Company; provided that, without limiting the representations, warranties, covenants and agreements of the Buyer which are set forth in other Sections of this Agreement or releasing the Buyer or any Affiliate of Buyer from any duty, obligation or requirement under the Uniform Fraudulent Transfer Act or any other Law, neither Buyer nor any Affiliate of Buyer (other than the Company) shall be required to contribute any capital to the Company by virtue of Buyer's obligations under this Section.

              Section 8.10 Seitel Lawsuit. Seller shall defend and indemnify the Buyer Indemnified Parties against the Seitel Lawsuit as an Excluded Liability in the manner provided in Section 13.3, except that, no Buyer Indemnified Party shall have the right to pay or settle the Seitel Lawsuit without the Seller's prior consent. In its capacity as Indemnitor, the Seller, to the extent of its indemnity obligations, shall have the right to be subrogated to all counterclaims, cross-claims and other claims, rights or remedies which have been brought or asserted or that could have been brought or asserted by the Company in the Seitel Lawsuit.

              Section 8.11  Non-Solicitation.

              (a) From the date of this Agreement until the Closing Date, Seller agrees that it shall not itself, and shall cause the Company and its respective officers, directors, investment bankers or other representatives not to, offer to sell, sell, solicit or negotiate regarding any offer to purchase all or a material portion of the Assets or all or a portion of the Company Shares or any other equity interests in the Company or any interests convertible or exchangeable for equity interests in the Company to or from any Person other than to Buyer pursuant to this Agreement.

              (b) The Seller (or its representatives) shall inform all of the recipients of Evaluation Material (as defined in the confidentiality agreements entered into by the recipients of such information), other than the Buyer, that the Seller and Buyer have entered into a stock purchase agreement with respect to the Company which includes a non-solicitation provision that binds the Company and the Seller. Seller shall request the return or destruction of the Evaluation Material as provided in the confidentiality agreements described in the preceding sentence.

              Section 8.12 Confidential Information. For a period of two years from the date of this Agreement, Seller shall hold in confidence all proprietary or confidential information in the possession of Seller concerning the Company or the Assets; provided, however, for purposes of this Section 8.12, proprietary and confidential information shall not be deemed to include any information which is or becomes generally available to the public. Notwithstanding anything herein provided to the contrary, Seller shall be permitted to disclose any information which (i) Seller is required to disclose to comply with Law or in connection with any legal process, financial reporting requirements, or stock exchange reporting or disclosure requirements or (ii) is reasonably disclosed by Seller in connection with performing or enforcing any term of this Agreement.


                                  ARTICLE IX.
                               CLOSING CONDITIONS

              Section 9.1 Seller's Closing Conditions. The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

              (a) Representations, Warranties and Covenants. The (1) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and
(2) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects; provided however, for purposes of this Section 9.1(a), in determining whether this condition has been satisfied, any such representation, warranty, covenant or agreement of Buyer contained in this Agreement which is qualified by materiality shall be read and interpreted as if such qualification was not included therein (it being the intent of the parties not to apply a double materiality threshold in determining the satisfaction of this condition).

              (b) Officer's Certificate. Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that to such officer's knowledge the conditions set forth in subsection (a) of this Section 9.1 have been satisfied.

              (c) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents required to be delivered by Buyer pursuant to Section 10.3.

              (d) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller or any Affiliate of Seller resulting therefrom.

              (e) Opinion of Counsel. Buyer shall have delivered to Seller the written opinion, dated as of the Closing Date, of Baker & Botts, L.L.P., counsel to Buyer, substantially in the form attached hereto as EXHIBIT 9.1(E).

              (f) Adjustments. The sum of (i) the reduction in the Purchase Price on account of the aggregate amount of all Environmental Defect Amounts and Title Defect Amounts and the exclusion of Environmental Defect Properties and Title Defect Properties pursuant to Section 5.5 or Section 6.5, and (ii) the aggregate amount of Environmental Defect Amounts and Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims shall not exceed $40,575,000.

              Section 9.2 Buyer's Closing Conditions. The obligation of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

              (a) Representations, Warranties and Covenants. The (1) representations and warranties of Seller contained in this Agreement (i) which contain a Material Adverse Effect qualifier shall be true and correct on and as of the Closing Date as though made as of the Closing Date with the Schedules to this Agreement as amended and supplemented pursuant to Section 8.5 and (ii) which do not contain a Material Adverse Effect qualifier shall be true and correct in all material respects on and as of the Closing Date as though made as of the Closing Date with the Schedules to this Agreement as amended and supplemented pursuant to Section 8.5, and (2) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

              (b) Officer's Certificate. Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of the Seller and the Company, to the effect that to such officers' knowledge the conditions set forth in subsection (a) of this Section 9.2 have been satisfied.

              (c) Closing Documents. On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments and documents required to be delivered by Seller pursuant to Section 10.2.

              (d) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer or any Affiliate of Buyer resulting therefrom.

              (e) Opinion of Counsel. Seller shall have delivered to Buyer the written opinion, dated as of the Closing Date, of Welborn Sullivan Meck & Tooley, P.C., counsel to Seller, substantially in the form attached hereto as
EXHIBIT 9.2(E).

              (f) Adjustments. The sum of (i) the reduction in the Purchase Price on account of the aggregate amount of all Environmental Defect Amounts and Title Defect Amounts and the exclusion of Environmental Defect Properties and Title Defect Properties pursuant to Section 5.5 or Section 6.5, and (ii) the aggregate amount of Environmental Defect Amounts and Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims shall not exceed $40,575,000.

              Section 9.3 Regulatory Approvals. If Buyer or Seller determines that approval of a Governmental Authority is required to permit the Company or Buyer to continue to use any governmental permits with respect to the Assets or the Company after Closing, Buyer and Seller shall, as promptly as practicable after the date of this Agreement, cooperate in filing the required applications and notices with the appropriate Governmental Authorities seeking authorization to confirm the Company's continued right to use such permits or to transfer or assign such permits to Buyer (the "Regulatory Approvals") as necessary. To the extent assignable and assignment to Buyer is necessary in the foregoing context, Seller will cause the Company to assign such permits to Buyer at the Closing. Each party agrees to use its reasonable best efforts to obtain the Regulatory Approvals and the parties agree to cooperate fully with each other and with all Governmental Authorities to obtain the Regulatory Approvals at the earliest practicable date.

              Section 9.4 Deferred Adjustment Claims Extension. Notwithstanding Section 9.2(f), if Buyer elects not to proceed with the Closing as a result of the non-satisfaction of the condition set forth in Section 9.2(f) and such condition would have been satisfied but for the amount of Environmental Defect Amounts and Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims, Seller may elect to delay the Closing until the tenth Business Day following the date when a sufficient amount of such Deferred Adjustment Claims have been resolved pursuant to
Section 6.6 to determine that the condition set forth in Section 6.6 has been satisfied or has not been satisfied. A Deferred Adjustment Claim will be deemed resolved pursuant to Section 6.6 when a final and binding written decision of the board of arbitrators is made with respect thereto in accordance with the Arbitration Procedures.

              Section 9.5 Failure to Disclose. The breach by Seller of its obligation to give notice to Buyer under Section 4.1(cc) and the breach by Buyer of its obligation to give notice to Seller under Section 4.2(j) shall not constitute a failure of the conditions to Closing under Sections 9.1 and 9.2. From and after Closing, neither Buyer nor Seller shall have any obligation or liability under this Agreement or in connection with the transaction contemplated in this Agreement for any breach of a representation or warranty by such party prior to Closing by reason of any fact or facts of which the other party had knowledge prior to Closing if and to the extent such other party breached its obligation to give notice of such fact or facts to the other party pursuant to Section 4.1(cc) or 4.2(j), as applicable. From and after Closing, this Section 9.5 shall constitute the sole remedy of Buyer and Seller for the other party's breach of Section 4.1(cc) or 4.2(j), as the case may be.


                                   ARTICLE X.
                                    CLOSING

              Section 10.1 Closing. The Closing shall be held on the Closing Date at 10:00 a.m., Houston time, at the offices of Fulbright & Jaworski L.L.P. at 1301 McKinney, Houston, Texas, or at such other time or place as Seller and Buyer may otherwise agree in writing.

              Section 10.2 Seller's Closing Obligations. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

              (a) The stock certificates representing all Company Shares, endorsed in blank or accompanied by duly executed assignment documents;

              (b)    The officer's certificate referred to in Section 9.2(b);

              (c)    The legal opinion referred to in Section 9.2(e);

              (d) Resignations or terminations of the officers and directors of the Company from their status as officers or directors effective as of the Closing that are requested by Buyer at least two Business Days prior to the Closing Date; and

              (e) A non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, in form attached hereto as EXHIBIT 10.2(E), dated as of the Closing Date.

              Section 10.3 Buyer's Closing Obligations. At Closing, Buyer shall (i) deliver, or cause to be delivered, the Closing Payment to Seller in immediately available funds to the bank account as provided in Section 3.2 and
(ii) execute and deliver, or cause to be executed and delivered, to Seller the following:

              (a) The officer's certificate of Buyer referred to in Section 9.1(b);

              (b)    The legal opinion referred to in Section 9.1(e);

              (c) Releases of the Parent Obligations as required by Section 3.3, together with written evidence satisfactory to Seller Parent Company that substitute guaranties and letters of credit (if required by the obligee) have been provided as required by Section 3.3; and

              (d) The Assumption Agreement executed by an officer of the Company whose resignation or termination is not requested by Buyer pursuant to
Section 10.2(d), in the form attached hereto as EXHIBIT 10.3(D).


                                  ARTICLE XI.
                                    SURVIVAL

              Section 11.1 Survival. Except as provided in this Section 11.1, no representations, warranties, covenants and agreements made herein shall survive the Closing. Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect as of the Closing or such later date after Closing as is expressly stipulated in this
Section 11.1 for the survival thereof. Following the Closing or such later date stipulated in this Section 11.1 for the survival thereof, such representation, warranty, covenant or agreement shall not form the basis for or give rise to any claim, demand, cause of action, counterclaim, defense, damage, indemnity, obligation or liability which is asserted, claimed, made or filed following the Closing or such later date stipulated for survival. It is expressly agreed that the terms and provisions of (a) Section 4.1(g) to the extent relating to the Most Recent Financial Statements shall survive the Closing for a period of six (6) months from the Closing Date, (b) Sections 3.4, 3.5, 8.1 and 8.2 and Article IV (other than Sections 4.1(g), 4.1(p), 4.1(q) to the extent relating to federal income Taxes and 4.1(r) to the extent relating to ERISA) shall survive the Closing for a period of one (1) year from the Closing Date, (c) Sections 4.1(q) to the extent relating to federal income Taxes and 4.1(r) to the extent relating to ERISA shall survive the Closing for a period of three (3) years from the Closing Date, and

(d) Sections 5.3, 5.5, 7.1, 7.2, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.12 and 9.5,
Articles VI, XI, XII, XIII and XV, Appendix B, and Buyer's indemnity and hold harmless of the Seller Indemnified Parties under Sections 5.1 and 5.4 shall survive the Closing indefinitely or for such shorter period of time as may be stipulated in such provisions. In addition, the definitions set forth in Appendix A to this Agreement or in any other provision of this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section 11.1 shall survive the Closing to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements.


                                  ARTICLE XII.
                                  LIMITATIONS

              Section 12.1 Disclaimer of Warranties. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT, AND IT IS UNDERSTOOD THAT, SUBJECT TO SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE COMPANY AND THE ASSETS AS IS AND WHERE IS. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASSETS) OR
(B) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; AND (II) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

              Section 12.2  Texas Deceptive Trade Practices Act Waiver.  BUYER
(A) REPRESENTS AND WARRANTS TO SELLER THAT IT (i) IS ACQUIRING THE ASSETS FOR COMMERCIAL OR BUSINESS USE, (ii) IS REPRESENTED BY LEGAL COUNSEL, (iii) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE ASSETS WILL EXCEED $500,000, AND (iv) HAS KNOWLEDGE AND EXPERIENCE

IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE Section 17.41 ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER APPLICABLE LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.

                           WAIVER OF CONSUMER RIGHTS

       BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER'S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

       FURTHERMORE, WITH RESPECT TO ASSETS WHICH ARE LOCATED IN A STATE OTHER THAN TEXAS, BUYER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE WHERE THE ASSETS ARE LOCATED.

              Section 12.3 Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTIONS 13.4 AND 14.2, THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PARTY OR THE COMPANY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED (WHICH SHALL INCLUDE ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES AWARDED AGAINST OR PAID BY THE INDEMNIFIED PARTY SEEKING INDEMNITY HEREUNDER TO ANY THIRD PERSON WHO IS NOT AFFILIATED WITH SUCH INDEMNIFIED PARTY) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED

BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. This Section 12.3 shall operate only to limit a party's liability and shall not operate to increase or expand any contractual obligation of a party hereunder or cause any contractual obligation of a party hereunder to survive longer than provided in Section 11.1.

              Section 12.4 Plugging and Abandonment Obligations. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS EXPRESSLY AGREED FOR ALL PURPOSES OF THIS AGREEMENT THAT
(I) THE PLUGGING AND ABANDONMENT OBLIGATIONS CONSTITUTE COMPANY LIABILITIES,
(II) THE PLUGGING AND ABANDONMENT OBLIGATIONS SHALL NOT CONSTITUTE ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL CLAIMS, OFFSITE ENVIRONMENTAL MATTERS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL MATTERS OR SELLER ENVIRONMENTAL OBLIGATIONS, (III) SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PLUGGING AND ABANDONMENT OBLIGATIONS, AND (IV) SELLER SHALL HAVE NO LIABILITIES OR OBLIGATIONS WITH RESPECT TO PLUGGING AND ABANDONMENT OBLIGATIONS EXCEPT TO THE EXTENT SUCH OBLIGATIONS RELATE TO WELLS LOCATED ON THE EXCLUDED ASSETS.

              Section 12.5 Environmental Release. From and after Closing, the Buyer Indemnified Parties shall have no rights to recovery or indemnification for Environmental Liabilities or any Environmental Matters under this Agreement or Law other than the rights and remedies specifically provided in Sections 6.6 and 13.2, and all rights or remedies which any Buyer Indemnified Party may have at or under Law with respect to any Environmental Liabilities or Environmental Matters are expressly waived. FROM AND AFTER CLOSING AND EXCEPT FOR THE EXPRESS OBLIGATIONS OF BUYER UNDER SECTIONS 6.6 AND 13.2, BUYER AND ALL BUYER INDEMNIFIED PARTIES DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE SELLER AND ALL SELLER INDEMNIFIED PARTIES FROM ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING WITHOUT LIMITATION ALL CLAIMS, DEMANDS AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILITIES OR ENVIRONMENTAL MATTERS. FROM AND AFTER CLOSING, BUYER, THE COMPANY AND ALL OTHER BUYER INDEMNIFIED PARTIES WARRANT, AGREE AND COVENANT NOT TO SUE OR INSTITUTE ARBITRATION AGAINST THE SELLER OR ANY SELLER INDEMNIFIED PARTY UPON ANY CLAIM, DEMAND OR CAUSE OF ACTION FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE

ASSERTED FOR ANY ENVIRONMENTAL LIABILITIES OR ENVIRONMENTAL MATTERS, EXCEPT FOR THE PURPOSE OF ENFORCING SECTIONS 6.6 AND 13.2.


                                 ARTICLE XIII.
                                INDEMNIFICATION

              Section 13.1 Indemnification By Buyer. From and after the Closing Date, the Company shall pay, perform, fulfill and discharge all Company Liabilities. Buyer shall indemnify and hold harmless the Seller, the Seller Parent Company, the Seller's and Seller Parent Company's respective Affiliates (other than the Company), each of their respective past, present and future directors, officers, employees, consultants and agents, each of the Company's past and present (and, through the Closing, future) directors, officers, employees, consultants and agents), and each of the directors, officers, heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from and against any and all (i) Company Liabilities incurred by or asserted against any of the Seller Indemnified Parties, INCLUDING, WITHOUT LIMITATION, ANY COMPANY LIABILITY BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF THE SELLER INDEMNIFIED PARTY OR ANY OTHER THEORY OF LIABILITY, WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY and (ii) subject to the limitations of Section 11.1 and
Article XII, any Covered Liability resulting from, arising out of or on account of any breach, failure or nonfulfillment of any representation, warranty, covenant or agreement on the part of Buyer which is expressly set forth in this Agreement.

              Section 13.2 Indemnification By Seller. Subject to the provisions of Section 13.4, from and after the Closing Date, Seller shall indemnify and hold harmless the Buyer, Buyer's Affiliates, the Company, each of their respective present and future directors, officers, employees, consultants and agents, and each of the directors, officers, heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against any and all (i) Seller Environmental Obligations and Excluded Liabilities incurred by or asserted against any of the Buyer Indemnified Parties, INCLUDING, WITHOUT LIMITATION, ANY EXCLUDED LIABILITY BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF THE BUYER INDEMNIFIED PARTY OR ANY OTHER THEORY OF LIABILITY, WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY and (ii) subject to the limitations of Section
11.1 and Article XII, any Covered Liability resulting from, arising out of or on account of any breach, failure or nonfulfillment of any representation, warranty, covenant or agreement on the part of Seller which is expressly set forth in this Agreement. Notwithstanding anything herein provided to the contrary, Seller shall only be liable to Buyer's Affiliates pursuant to this
Section 13.2 to the extent that it would have been liable to the Buyer or the Company pursuant to this Section 13.2 if the obligations or liabilities for which Buyer's Affiliates seek indemnity pursuant to this Section 13.2 had been incurred by or asserted against the Buyer or the Company.

              Section 13.3 Third Party Claims. If a claim by a third party is made against a Seller Indemnified Party or a Buyer Indemnified Party (an "Indemnified Party"), and if such party intends to seek indemnity with respect thereto under Section 5.1, 5.4, 6.6, 8.8, 13.1 or 13.2, such Indemnified Party shall promptly furnish written notice to Buyer or Seller, as the case may be (the "Indemnitor"), of such claims. The Indemnitor shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, however, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnitor, at Indemnitor's cost and expense, (1) has undertaken the defense of, and assumed full responsibility for all indemnified liabilities with respect to, such claim, (2) is reasonably contesting such claim in good faith, by appropriate proceedings, and (3) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim. If, within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party that it elects, at Indemnitor's cost and expense, to undertake the defense thereof and assume full responsibility for all indemnified liabilities with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party's property as contemplated above, the Indemnified Party shall have the right to contest, settle and/or compromise the claim and, to the extent the actions, if any, taken by the Indemnified Party in settling or compromising such claim are reasonable and in good faith, the Indemnified Party shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

              Section 13.4  Seller's General Liability Limitation.

              (a)    Notwithstanding anything herein provided to the contrary,
(1) Seller shall have no liability to Buyer or any of the other Buyer Indemnified Parties pursuant to Section 13.2 to the extent that the aggregate of all (a) Seller Environmental Obligations described in clause (i) of Section
13.2 and (b) Covered Liabilities described in clause (ii) of Section 13.2 exceed an amount equal to the sum of the amount of the Deposit plus the Adjusted Purchase Price (as same may be further adjusted downward after the Closing pursuant to Section 6.6) and (2) without in any way limiting the generality of clause (1) above or any obligation of Seller for Excluded Liabilities, Deferred Adjustment Claims or pursuant to the election by Seller of the option set forth in Section 5.5(b)(ii), Seller Environmental Obligations are the only obligations of Seller with respect to Environmental Matters after Closing.

              (b) Notwithstanding anything herein provided to the contrary but without in any way affecting the obligations of a Buyer Indemnified Party to notify the Seller of a third party claim pursuant to Section 13.3, Seller shall not have any liability to a Buyer Indemnified Party pursuant to Section
13.2 unless and until the Company enforces any and all of the rights and remedies that the Company may have against any Person pursuant to agreements for insurance, indemnification, guarantee or similar assurances; provided that, if any such third party indemnitor or guarantor refuses to accept and perform its obligations to the Company after the Company has used its reasonable best efforts (other than instituting an Action) for a period not to exceed 30 days to obtain such acceptance and performance from such third party indemnitor or guarantor, then the Company may notify the Seller of such refusal and the Seller shall perform its indemnity obligations under Section 13.2 without first requiring the Company to bring an Action against such third party indemnitor or guarantor. In the event of such refusal by a third party indemnitor or guarantor to accept and perform its obligations to the Company, then the Company, at the request, control, direction and expense of the Seller, will institute and pursue an Action and otherwise enforce its rights and remedies under such third party indemnity or guarantee for the benefit of Seller.


                                  ARTICLE XIV.
                       TERMINATION; REMEDIES; LIMITATIONS

              Section 14.1  Termination.

              (a) Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the
Closing:

                     (1)    By the mutual consent of Seller and Buyer; or

                     (2) If the Closing has not occurred by the close of business on the Closing Date, then (i) by Seller if any condition specified in Section 9.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller, or (ii) by Buyer if any condition specified in Section
              9.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Buyer; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party or parties seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such party or parties that is required to be fulfilled on or prior to Closing.

              (b) Effect of Termination. Without limiting Seller's and Buyer's respective remedies and rights in regard to the Deposit under Section 14.2, in the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to Section 14.1(a), written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties hereto, and this Agreement shall thereupon terminate; provided, however, that following such termination Buyer will continue to be bound by its obligations set forth in Sections 5.1, 5.2 and 5.4. If this Agreement is terminated as provided herein all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.

              Section 14.2  Remedies.

              (a) Seller's Remedies. Notwithstanding anything herein provided to the contrary, upon the failure by Buyer to satisfy the conditions to Closing or the Closing obligations, as the case may be, set forth in (i) item (1) of clause (a) of Section 9.1 on account of breaches of the representations and warranties made by Buyer on and as of the date of this Agreement, (ii) item (2) of clause (a) of Section 9.1, (iii) clause (b) of
Section 9.1 on account of breaches of the representations and warranties made by Buyer on and as of the date of this Agreement or the failure by Buyer to satisfy the condition set forth in item (2) of clause (a) of Section 9.1, (iv) clause (e) of Section 9.1, or (v) clause (i) or (ii)(d) of Section 10.3 on or prior to the Closing Date, Seller, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and, without waiving or releasing Buyer's obligations under Sections 5.1, 5.2 and 5.4, be paid the Deposit, together with all interest and other amounts earned thereon as liquidated damages, as Seller's sole and exclusive remedies for such failure, all other remedies being expressly waived by Seller. Seller and Buyer agree upon the Deposit amount together with all interest and other amounts earned thereon, as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount is a reasonable estimate of Seller's loss in the event of any such failure by Buyer.

              (b) Buyer's Remedies. Notwithstanding anything herein provided to the contrary, upon failure of the Seller to satisfy the conditions to Closing or the Closing obligations, as the case may be, set forth in (i) item (1) of clause (a) of Section 9.2 on account of breaches of the representations and warranties made by Seller on and as of the date of this Agreement, (ii) item (2) of clause (a) of Section 9.2, (iii) clause (b) of
Section 9.2 on account of breaches of the representations and warranties made by Seller on and as of the date of this Agreement or the failure by Seller to satisfy the condition set forth in item (2) of clause (a) of Section 9.2, (iv) clause (e) of Section 9.2, or (v) clauses (a), (d) or (e) of Section 10.2 on or prior to the Closing Date, Buyer, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and receive back the Deposit, together with all interest and other amounts earned thereon, as Buyer's sole and exclusive remedies for such failure, all other remedies being expressly waived by Buyer; provided, however, if Seller fails to satisfy the conditions to Closing set forth in item (2) of clause (a) of Section 9.2, such failure results from Seller's breach of its agreement set forth in Section 8.11, and Buyer elects pursuant to this Section 14.2(b) to terminate this Agreement and receive back the Deposit, together with all interest and other amounts earned thereon, then, in addition to receiving back the Deposit and such interest and other amounts Buyer shall be entitled to be paid $15,000,000 by Seller as liquidated damages within 5 business days of such termination. Seller and Buyer agree upon such amount as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount is a reasonable estimate of Buyer's loss in the event of the occurrence described in the proviso of the immediately preceding sentence.


                                  ARTICLE XV.
                                 MISCELLANEOUS

              Section 15.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

              Section 15.2  Governing Law; Jurisdiction; Process.

              (a) THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT IT IS MANDATORY THAT THE LAW OF ANOTHER JURISDICTION, WHEREIN OR ADJACENT TO WHICH THE ASSETS ARE LOCATED, SHALL APPLY.

              (b) SUBJECT TO THE ARBITRATION AGREEMENT SET FORTH IN SECTION 15.10, BUYER AND SELLER CONSENT TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN HARRIS COUNTY, TEXAS, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, BUYER AND SELLER IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT BUYER OR SELLER MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN HARRIS COUNTY, TEXAS, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT BUYER OR SELLER IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH HARRIS COUNTY, TEXAS FORUM.

              Section 15.3 Entire Agreement. This Agreement (including the Confidentiality Agreement) and the Appendices, Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

              Section 15.4 Expenses. Buyer shall be responsible for (i) all transfer, stamp, documentary and similar Taxes imposed on the parties hereto with respect to the purchase and sale of the Company Shares contemplated pursuant to this Agreement and (ii) all recording, filing or registration fees for any assignment or conveyance delivered to Buyer under or pursuant to this Agreement. All other costs and expenses incurred by each party hereto in connection with all things required to be done by it hereunder, including attorney's fees, accountant fees and the expense of environmental and title examination, shall be borne by the party incurring same.

              Section 15.5 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States Mail, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed as follows:

              Western Mining Corporation (USA)
              c/o Fulbright & Jaworski L.L.P.
              1301 McKinney, Suite 5100
              Houston, Texas  77010-3095
              Attention:  George F. Kutzschbach
              Facsimile No.:  (713) 651-5246

              with copies to:

              Mr. Jeff Smith
              Suite 121 The Block
              100 Elizabeth Street
              Melbourne, Victoria, Australia 3000
              Facsimile No.:  011 61 3 9654-3360

              with copies through Closing to:

              Greenhill Petroleum Corporation
              11490 Westheimer, Suite 300
              Houston, Texas  77077
              Attention: William G. Hargett
              Facsimile No.: (281) 589-2941

or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

              Mesa Operating Co.
              1400 Williams Square West
              5205 North O'Connor Boulevard
              Irving, Texas  75039
              Attention:  M. Garrett Smith
              Facsimile No.:  (972) 402-7028


              with copies to:

              Baker & Botts, L.L.P.
              2001 Ross Avenue, 7th Floor
              Dallas, Texas  75201
              Attention:  Carlos A. Fierro
              Facsimile No.:  (214) 953-6503

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

              Section 15.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the respective rights and obligations of the parties hereto shall not be assignable or delegable by any party hereto without the express written consent of the non-assigning or non-delegating party.

              Section 15.7 Amendments and Waivers. Except to the extent contemplated by Section 8.5, this Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

              Section 15.8 Appendices, Schedules and Exhibits. All Appendices, Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

              Section 15.9 Interpretation. It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each party agrees that it has been purposefully drawn and correctly reflects their understanding of the transaction that it contemplates. In construing this
Agreement:

              (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

              (b) the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions;

              (c) a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

              (d) each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendices A and B which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail; and

              (e) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

              Section 15.10 Arbitration. It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that if the parties hereto, the Company, the Indemnified Parties or their respective successors, assigns, heirs or legal representatives of any of the foregoing are unable to amicably resolve any dispute or difference arising under or out of, in relation to or in any way connected with this Agreement (whether contractual, tortious, equitable, statutory or otherwise) after endeavoring for a period of at least 30 days to resolve any such dispute through good faith negotiations among officers of the disputing parties (except as provided in Section 6.6 or with respect to arbitration instituted prior to Closing), such matter shall be finally and exclusively referred to and settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association pursuant and subject to the arbitration procedures set forth in the Arbitration Procedures; provided that, the foregoing shall not prevent Seller, the Company or their Affiliates from seeking specific performance, an injunction or other equitable relief with respect to their rights under the Confidentiality Agreement or the provisions of Section 8.12 through judicial means in any jurisdiction. In the event of any conflict between the Commercial Arbitration Rules of the American Arbitration Association and the Arbitration Procedures, the Arbitration Procedures shall govern and control.

              Section 15.11 Agreement for the Parties' Benefit Only. Subject to the limitations of this Section 15.11, Sections 5.1, 5.4, 6.6 and 8.8 and
Article XIII are intended to benefit and to be enforceable by any of the Indemnified Parties thereunder as third party beneficiaries of this Agreement. Except for the limited rights of the Indemnified Parties, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person, other than the parties hereto, is entitled to rely on any representation, warranty, covenant or agreement contained herein. Any Indemnified Party which is (i) an assignee of an Indemnified Party, (ii) a consultant or agent of an Indemnified Party, (iii) a director, officer, employee, consultant or agent of an assignee of an Indemnified Party, or (iv) a Person which is a director, officer, heir, executor, successor or assign of any Person in clauses (i), (ii) or (iii) above (a "Special Indemnitee") shall not be entitled to enforce this Agreement or any term hereof and shall be indemnified under the terms of this Agreement only to the extent that a party hereto elects to exercise such right of indemnity on behalf of such Special Indemnitee. No party hereto shall have any direct liability or obligation to any Special Indemnitee for any election or non-election or any act or failure to act under or in regard to any term of this Agreement. Any claim for indemnity hereunder on behalf of a Special Indemnitee must be made and administered by a party to this Agreement. Subject to the foregoing limitations on Special Indemnitees, any such third party beneficiary of this Agreement may only bring suit against the defaulting party or parties.

              Section 15.12 Attorneys' Fees. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs, reasonable costs of arbitration and reasonable attorneys' fees from the nonprevailing party.

              Section 15.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

              Section 15.14 No Recordation. Without limiting any party's right to file suit to compel arbitration to enforce its rights under this Agreement, Buyer and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof.

              Section 15.15 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

              IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.



                             SELLER:

                             Western Mining Corporation (USA)


                             By:  /s/ Jeffrey A. Smith
                                ------------------------------------------------
                             Name:  Jeffrey A. Smith
                             Title: Authorized Agent


                             BUYER:

                             Mesa Operating Co.


                             By:  /s/  M. Garrett Smith
                                ------------------------------------------------
                             Name:  M. Garrett Smith
                             Title: Vice President - Corporate Acquisitions

                                   APPENDIX A
                                       TO
                            STOCK PURCHASE AGREEMENT


                                  DEFINITIONS

              "Access Agreement"  shall be as defined in Section 5.5(b).

              "Action" shall mean any action, suit, proceeding, condemnation or audit by or before any court or other Governmental Authority or any arbitration proceeding.

              "Adjusted Purchase Price" shall be as defined in Section 3.1.

              "Affiliate" shall mean, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

              "Agreed Rate" shall mean an annual rate of interest equal to the lesser of (i) ten percent (10%) and (ii) the maximum rate of interest allowed by Law.

              "Arbitration Procedures" shall mean the arbitration procedures set forth in EXHIBIT A-1.

              "Assets" shall mean all the assets and properties of the Company, tangible and intangible, real, personal and mixed, excluding only (i) the Excluded Assets and (ii) such assets and properties which are sold or otherwise disposed of in the ordinary course of the Company's business, distributed or conveyed to Seller or Seller's designee as permitted under this Agreement, or as otherwise sold, transferred or disposed of in accordance with this Agreement. Without limiting the generality of the foregoing, the Assets include, without limitation, the Subject Interests, the Lands, and the Incidental Rights.

              "Available Deductible Amount" shall be as defined in Section
6.6(d).

              "Benefit Arrangements" shall be as defined in Section 4.1(r).

              "Business Day" shall mean any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.





                               Appendix A, Page 1

              "Buyer Indemnified Parties" shall be as defined in Section 13.2.

              "Buyer's Environmental Review" shall be as defined in Section
5.4.

              "Closing" shall be the consummation of the transaction contemplated by Article X.

              "Closing Date" shall mean (a) the later of (i) April 15, 1997, or
(ii) the date, if any, to which Seller elects to delay the Closing pursuant to
Section 6.2(c)(ii) or Section 9.4 or (b) such other date as may be mutually agreed to by Seller and Buyer.

              "Closing Payment" shall be as defined in Section 3.2.

              "Company" shall be as defined in the preface to this Agreement.

              "Company Liabilities" shall mean (i) all Covered Liabilities of the Company, (ii) the Parent Obligations, (iii) the Plugging and Abandonment Obligations, (iv) all Covered Liabilities arising out of or attributable to the ownership, use, construction, maintenance or operation of any of the Assets, and (v) all Covered Liabilities arising out of or attributable to the ownership, use, construction, maintenance or operation of any property previously owned by the Company and conveyed or alienated by the Company prior to the Effective Time, including, without limitation, in each of the foregoing items of Company Liabilities any and all Environmental Liabilities and any and all other Covered Liabilities arising out of or attributable to any Environmental Matter; provided that, the Company Liabilities shall not include
(a) the Seller Environmental Obligations, (b) any Excluded Liabilities, or (c) any Covered Liability resulting from any breach or nonfulfillment of any representation, warranty, covenant or agreement on the part of Seller hereunder for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to clause (ii) of Section 13.2.

              "Company Records" shall mean any and all of the Company's books, records, contracts, agreements and files existing on the Closing Date and all increases and additions thereto after the Closing Date.

              "Company Share" shall mean any share of the common stock, par value $1.00 per share, of the Company.

              "Confidentiality Agreement" shall be as defined in Section 5.2.

              "Corrective Action" shall mean any remedial, removal, response, construction, closure, disposal or other corrective action.

              "Covered Liabilities" shall mean any and all debts, losses, liabilities, duties, claims (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), Taxes, costs and expenses (including,





                               Appendix A, Page 2
without limitation, any attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending any Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including, without limitation, any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law, contract, commitment or undertaking.

              "Defensible Title" shall mean, respectively as to the Subject Interest or Subject Interests related to a particular Property Subdivision, title to such Property Subdivision and the Subject Interest or Subject Interests related to such Property Subdivision that: (i) entitles the Company to receive not less than the applicable Net Revenue Interest or Net Revenue Interests specified for such Property Subdivision in the Property Schedule;
(ii) obligates the Company to bear the costs and expenses attributable to the maintenance, development, and operation of such Property Subdivision in an amount not greater than the applicable Working Interest or Working Interests specified for such Property Subdivision in the Property Schedule; and (iii), except for Permitted Encumbrances, is free and clear of all liens and encumbrances.

              "Deferred Adjustment Claim" shall be as defined in Section 6.6.

              "Deferred Matters Date" shall be as defined in Section 6.6.

              "Deposit" shall be as defined in Section 3.2.

              "Disputed Issues" shall be as defined in the Arbitration
Procedures.

              "Effective Time" shall mean 7:00 a.m., Central Standard Time, on January 1, 1997.

              "Environmental Claim" shall mean any Action or written notice by any third Person (excluding Buyer, the Company after the Closing, and any other Affiliate of Buyer) alleging potential liability of the Company arising out of or resulting from any actual or alleged violation of, or liability under, or any remedial obligation under, any Environmental Law (other than any Future
Law) as a result of an Environmental Condition with respect to the Assets or an Offsite Environmental Matter. For purposes of the definition of Seller Environmental Obligations, after the Closing the term "Environmental Claim" shall also include (in addition to the meaning in the preceding sentence) written notice by Buyer or the Company to Seller alleging liability of the Company arising out of or resulting from any violation of, or liability under, or any remedial obligation under, any Environmental Law (other than any Future
Law) as a result of an Environmental Condition with respect to the Assets or an Offsite Environmental Matter; provided that, such notice shall include the same information with respect to such Environmental Condition which Buyer is required to furnish under clauses (i) and (ii) of Section 5.5(a) with respect to an Environmental Defect.





                               Appendix A, Page 3

              "Environmental Condition" shall mean a condition or circumstance existing at the Effective Time (or prior to the Closing Date as a result of a breach by Seller of Section 8.1) with respect to the air, soil, subsurface, surface waters, groundwaters, and/or sediments that causes (i) an Asset or the Company not to be in compliance with any Environmental Law, including any permits issued thereunder (other than any Future Law), in all material respects or (ii) an Asset to be required to be remediated (or other corrective action taken with respect to such Asset) under any Environmental Law (other than any Future Law).

              "Environmental Consultant" shall mean ICF Kaiser, Environ, Radian International LLC, or another environmental consulting firm of similar expertise and reputation approved by Seller, which approval will not be withheld unreasonably or delayed, which is retained by Buyer in connection with Buyer's Environmental Review.

              "Environmental Defect" shall mean an Environmental Condition with respect to the Assets (other than an Environmental Condition which is specifically described in SCHEDULE 4.1(P), SCHEDULE 5.4 or the Environmental Reports); provided that, if the reasonably anticipated Remediation Amount with respect to such Environmental Condition (or all Environmental Conditions with respect to a Property Subdivision) is not in excess of $25,000, such Environmental Condition shall not constitute an Environmental Defect.

              "Environmental Defect Amount" shall be as defined in Section 5.5.

              "Environmental Defect Deductible " shall be as defined in Section 5.5.

              "Environmental Defect Property" shall be as defined in Section
5.5.

              "Environmental Examination Period" shall be as defined in Section 5.4.

              "Environmental Laws" shall mean all Laws relating to (a) the control of any potential pollutant, or protection of the air, water, land, wetlands, natural resources, wildlife and endangered species, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic, radioactive or other substances alleged to be harmful. "Environmental Laws" shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and CERCLA and shall also include all state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasi-governmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal Law. The above reference to Laws relating to natural resources is not intended to include non-environmental Laws relating to the exploration, development, production, proration, allocation, pooling, unitization or correlative rights relating to oil, gas and other Hydrocarbons.





                               Appendix A, Page 4

              "Environmental Liabilities" shall mean any and all costs (including costs of Remediation), damages, settlements, expenses, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and attorneys' fees incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental
Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or other third Person (other than Buyer, the Company after the Closing, and any other Affiliate of Buyer) for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

              "Environmental Matters" shall mean (i) any order, notice of responsibility, directive (including requirements embodied in Environmental
Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority arising out of or under any Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs arising out of or attributable to any Hazardous Materials or any violation of, or any remedial obligation under, any Environmental Law.

              "Environmental Reports" shall mean the Phase I Environmental Assessment prepared in respect of the Company by Pilko & Associates Inc.

              "ERISA" shall be as defined in Section 4.1(r).

              "Escrow Agent" shall be as defined in Section 3.2.

              "Escrow Agreement" shall be as defined in Section 3.2.

              "Excepted Employee" shall mean an employee of the Company as of the date of the Agreement whose employment relationship with the Company is severed by the Company at or prior to Closing pursuant to a written designation given by Buyer to Seller in accordance with and meeting the requirements of
Section 7.2(d), but only if such employee is not hired by Buyer or an Affiliate of Buyer within six months after the Closing.

              "Excluded Assets" shall mean any Title Defect Properties and Environmental Defect Properties, together with all Incidental Rights, oil, gas and other minerals, and other assets attributable or appurtenant thereto which are conveyed to a Seller designee together with an Environmental Defect Property or Title Defect Property pursuant to Sections 5.5(b)(1) or 6.5, which Seller elects to exclude from the Assets pursuant to Articles V and VI. "Excluded Assets" shall also include the properties, if any, described on EXHIBIT A-3.





                               Appendix A, Page 5

              "Excluded Liabilities" shall mean (i) any and all Covered Liabilities to the extent arising out of or attributable to the ownership, use, construction, maintenance or operation of the Excluded Assets by the Company prior to the Closing Date, (ii) the judgment rendered against the Company in the Seitel Lawsuit, together with all interest accruing thereon, and any and all Covered Liabilities incurred with respect to the Seitel Lawsuit after the Effective Time, (iii) any Wrongful Termination Liabilities, and (iv) all payments due and owing for royalties, interest and penalties in connection with the PPG Claim.

              "Financial Statements" shall be as defined in Section 4.1(g).

              "Future Laws" shall mean (i) any statutes, laws or ordinances enacted or decreed after the Effective Time (including the elimination of the exclusion of petroleum from the definition of "hazardous substance" under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and the elimination of the exclusion of oil and gas exploration, development and production wastes from the definition of "hazardous wastes" under the Resource Conservation and Recovery Act) to the extent the liabilities or requirements sought to be imposed under such subsequent statutes, laws or ordinances could not have been imposed under statutes, laws or ordinances existing as of the Effective Time and (ii) any regulations, rules, rulings or orders promulgated after the Effective Time to the extent such regulations, rules, rulings or orders implement new requirements for matters not addressed or otherwise regulated in regulations, rules, rulings or orders existing as of the Effective Time or implement more stringent requirements for matters addressed or otherwise regulated in regulations, rules, rulings or orders existing as of the Effective Time.

              "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

              "Governmental Authority" shall mean (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

              "Hazardous Materials" shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all "hazardous substances" as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.





                               Appendix A, Page 6

              "Hydrocarbon Interests" shall mean (a) leases affecting, relating to or covering any oil, gas and other hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests in oil, gas or other hydrocarbons in place, (c) royalty interests in oil, gas or other hydrocarbons in place, (d) any other interest in oil, gas or other hydrocarbons in place, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including, without limitation, any farmout or farmin agreement or production payment affecting any interest or estate in oil, gas or other hydrocarbons in place, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.

              "Incidental Rights" shall mean all right, title and interest of the Company in and to or derived from the following: (a) all rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands; (b) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof; (c) all agreements and contracts, easements, rights-of-way, servitudes and other estates related or attributable to the Lands or the Subject Interests; and (d) all real and personal property located upon the Lands and used in connection with the exploration, development or operation of the Subject Interests; and
(e) the Company Records.

              "Indemnified Party" shall be as defined in Section 13.3.

              "Indemnitor" shall be as defined in Section 13.3.

              "Intercompany Payables" shall be as defined in Section 3.3(a).

              "Intercompany Receivables" shall be as defined in Section 3.3(a).

              "Intercompany Statement" shall be as defined in Section 3.4(a).

              "knowledge" shall mean the actual knowledge of any fact, circumstance or condition by a current officer of the party involved. The actual knowledge of any fact, circumstance or condition by a current officer of the Company shall be deemed to be the knowledge of Seller.

              "Lands" shall mean, except to the extent constituting Excluded Assets, all right, title, and interest of the Company in and to the lands covered by or subject to the Subject Interests.

              "Law" shall mean any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.





                               Appendix A, Page 7

              "Material Adverse Effect" shall mean an adverse effect on the value of the Company of $20,000,000 or more, but excluding any effect resulting from any change in economic, industry or market conditions (whether general or regional in nature or limited to any area where any Assets are located) or from any change in Law or regulatory policy after the Effective Time.

              "Material Contract" shall be as defined in Section 4.1(n).

              "Most Recent Financial Statements" shall be as defined in Section 4.1(g).

              "Net Intercompany Payables" shall be as defined in Section
3.4(a).

              "Net Intercompany Receivables" shall be as defined in Section 3.4(a).

              "Net Revenue Interest" shall mean an interest (expressed as a percentage or decimal fraction) in and to all oil and gas produced and saved from or attributable to a Property Subdivision.

              "Offsite Environmental Matter" shall mean any Environmental Condition (i) resulting from Hazardous Materials originating from the Assets that have been transported for disposal, reclamation or recycling from the Assets prior to the Effective Time (or prior to the Closing Date as a result of a breach by Seller of Section 8.1) to properties owned by third Persons or (ii) arising from or attributable to property previously owned or operated by the Company and conveyed or alienated by the Company prior to the Effective Time.

              "Parent Obligations" shall be as defined in Section 3.3(b).

              "Permitted Encumbrances" shall mean any of the following matters:

              (a) all agreements, instruments, documents, liens, encumbrances, and other matters which are described in SCHEDULE A-1 or any other Schedule or Exhibit to this Agreement;

              (b) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (ii) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;





                               Appendix A, Page 8

              (c) any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

              (d) any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Subject Interests;

              (e)    all Preference Rights and Transfer Requirements;

              (f) any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations to the extent such matters do not interfere in any material respect with the Company's operation of the portion of the Assets burdened thereby;

              (g) any obligations, prohibitions, restrictions, terms or provisions similar to those contained in or under any A.A.P.L. Model Form Operating Agreement;

              (h) all agreements and obligations relating to (1) imbalances with respect to the production, transportation or processing of gas, (2) calls or purchase options on oil, gas or other minerals exercisable only at current fair market prices or the posted prices of such purchaser, or
       (3) processing rights or commitments;

              (i) all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens, as to a particular Property Subdivision, does not operate to reduce the Net Revenue Interest of the Company in such Property Subdivision as specified in the Property Schedule;

              (j) all obligations by virtue of a prepayment, advance payment or similar arrangement under any contract for the sale of gas production, including by virtue of "take-or-pay" or similar provisions, to deliver gas produced from or attributable to the Subject Interests after the Effective Time without then or thereafter being entitled to receive full payment therefor;

              (k) all liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Asset which individually or in the aggregate are not such as to interfere materially with the operation, value or use of such Asset;

              (l) any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to Article VI;





                               Appendix A, Page 9

              (m) rights reserved to or vested in any Governmental Authority to control or regulate any of the wells or units included in the Assets and all applicable laws, rules, regulations and orders of such authorities so long as the same have not been applied to decrease the Company's Net Revenue Interest below the Net Revenue Interest shown in the Property Schedule;

              (n) the terms and conditions of all contracts and agreements relating to the Subject Interests, including, without limitation, exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, area of mutual interest agreements, and right-of-way agreements, to the extent such terms and conditions do not decrease the Company's Net Revenue Interest below the Net Revenue Interest shown in the Property Schedule;

              (o) rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and

              (p) any liens and other encumbrances securing indebtedness to the extent such indebtedness is reflected in the Financial Statements.

              "Person" shall mean any Governmental Authority or any individual, firm, partnership, corporation, joint venture, trust, unincorporated organization or other entity or organization.

              "Plan" shall be as defined in Section 4.1(r).

              "Plugging and Abandonment Obligations" shall mean any and all Covered Liabilities arising out of or attributable to the plugging and abandonment or any obligation to plug or abandon any well, flow lines or facilities described or referenced in the Property Schedule or located on the Assets which as of the Effective Time has not been plugged and abandoned in accordance with all Laws applicable thereto.

              "PPG Claim" shall mean the claim asserted by the Plaquemines Parish Government that the Company has underpaid and failed to pay royalties as more fully described in item 6 of SCHEDULE 4.1(J).

              "Preference Right" shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof.

              "Property Schedule" means EXHIBIT A-2 attached to and made a part of this Agreement.





                              Appendix A, Page 10

              "Property Subdivision" means each well, well completion, multiple well completion, unit or other subdivision of property described or referenced in the Property Schedule. For purposes of Buyer's title review, (i) the existing and projected wells referenced in the Property Schedule and the locations of such wells are the respective wells and locations which were included in the Reserve Report and (ii) if any uncertainty arises as to the identity or location of any existing or projected wells in the Reserve Report, reference shall be made to the data room materials prepared by Seller or the Company in connection with the Seller's sale of the Company for determination of the well and the exact location of any well.

              "Purchase Price" shall be as defined in Section 3.1.

              "Record Keeping System" shall be as defined in Section 8.7.

              "Remediation" shall mean, with respect to an Environmental Condition, the implementation and completion of any Corrective Actions required under Environmental Laws to correct or remove such Environmental Condition; provided that, such Remediation shall not extend to or cover any Corrective Actions to the extent required under Future Laws or to the extent required to correct or remove any condition or any material aggravation of or effect on such Environmental Condition which is caused or contributed to by any act or omission of any Person after the Closing Date, other than Seller or Seller's employees, consultants, contractors or agents.

              "Remediation Amount" shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost of the most cost effective Remediation of such Environmental Condition which is reasonable under the circumstances.

              "Report Date" shall be as defined in Section 4.1(g).

              "Reserve Report" shall mean, collectively, (i) that certain reserve report dated November 9, 1996, prepared by Miller and Lents, Ltd. with respect to the Subject Interests as of December 31, 1996, and (ii) that certain Reserve and Future Net Revenue Forecast prepared by the Company of Additional Reserves as of December 31, 1996.

              "Seller Environmental Obligations" shall mean, subject to the limitations contained herein, all Environmental Liabilities to the extent arising out of or attributable to any Environmental Claim, but only if:

              (a) neither such Environmental Claim nor the Environmental Condition or Offsite Environmental Matter from which such Environmental Claim arises or results is set forth in the Environmental Reports or any Schedule to this Agreement (as amended and supplemented pursuant to Section 8.5);





                              Appendix A, Page 11

              (b) the Environmental Condition or Offsite Environmental Matter on or from which such Environmental Claim arises or results is not waived by Buyer pursuant to Section 5.5(d);

              (c) the Buyer does not have knowledge before Closing of such Environmental Claim or of the Environmental Condition or Offsite Environmental Matter from which such Environmental Claim arises or results, other than Environmental Conditions with respect to the Assets as to which Buyer does not have knowledge until after the Environmental Review Period;

              (d) the Buyer or the Company, within one year after the Closing Date (or within 18 months after the Closing Date to the extent such Environmental Claims relate to the Grand Bay, Timbalier Bay or Delta Farm Fields), provides Seller written notice of such Environmental Claim in the manner provided (i) in Section 13.3, in the case of third party Environmental Claims, or (ii) in the definition of Environmental Claims, in the case of Environmental Claims by Buyer or the Company; however, notice of a lawsuit or administrative proceeding filed against Buyer or the Company prior to the end of such one-year period (or 18-month period, as applicable) shall always be timely if Buyer or the Company gives Seller notice thereof within ten business days after being served therewith; and

              (e) the reasonably anticipated Environmental Liabilities with respect to such Environmental Claim are $25,000 or more; provided that, the aggregate amount of reasonably anticipated Environmental Liabilities with respect to Environmental Claims of less than $25,000 which are excluded from Seller Environmental Obligations by reason of this clause
       (e) shall not exceed $500,000;

provided that;

                     (i) the Environmental Liabilities with respect to such Environmental Claim shall not include any Environmental Liabilities to the extent that such Environmental Liabilities arise out of or result from any act or omission of any Person (other than Seller or Seller's employees, consultants, contractors or agents) after the Closing Date which causes, materially contributes to, materially aggravates or materially adversely affects any Environmental Condition or Offsite Environmental Matter or such Environmental Claim;

                     (ii) the Seller Environmental Obligations (1) shall not include any Environmental Liabilities until the aggregate Environmental Liabilities with respect to all Environmental Claims which would otherwise qualify as Seller Environmental Obligations, but for this clause (ii), have exceeded $2,500,000 and (2) shall then include only 50% of that portion of such aggregate Environmental Liabilities which





                              Appendix A, Page 12
              exceed $2,500,000 and are less than $20,000,000; it being agreed that the portion of such aggregate Environmental Liabilities which are less than $2,500,000, the other 50% of aggregate Environmental Liabilities which exceed $2,500,000 and are less than $20,000,000, and the portion of such aggregate Environmental Liabilities which are more than $20,000,000 shall all be Company Liabilities;

                     (iii) such Environmental Liabilities shall not include any Environmental Liabilities to the extent arising out of or resulting from any Future Law;

                     (iv) unless Seller otherwise agrees, any Corrective Action required with respect to an Environmental Condition giving rise to a Seller Environmental Obligation must be implemented by the most cost effective means which are reasonable under the circumstances, reasonably available and comply with the requirements of the applicable lease; and

                     (v) without limiting Seller's rights under Section 13.3, Seller Environmental Obligations shall not include any Environmental Liabilities for any Corrective Actions unless the Buyer Indemnified Parties have complied with the requirements of APPENDIX B.

              "Seller Indemnified Parties" shall be as defined in Section 13.1.

              "Seller Parent Company" shall mean WMC Limited, an Australian corporation.

              "Seller Related Company" shall mean any Affiliate of the Seller Parent Company which is not the Company or a Person controlled by the Company.

              "Seller Title Credit" shall be as defined in Section 6.4.

              "Seitel Lawsuit" shall mean that certain lawsuit styled Seitel Geophysical, Inc., d/b/a Eagle Geophysical v. Greenhill Petroleum Corporation, Cause No. 95-1648 "K" (4), in the United States District Court, Eastern District of Louisiana, and any appeal or remand thereof.

              "Special Indemnitee" shall be as defined in Section 15.11.

              "Subject Interests" shall mean and include (i) the undivided interests specified in the Property Schedule in, to or under the Hydrocarbon Interests specifically described in the Property Schedule, and (ii) all other interests of the Company in, to or under any Hydrocarbon Interests in, to or under or derived from any lands covered by or subject to any of the Hydrocarbon Interests described in the Property Schedule, even though such interests of the Company may be incorrectly described or referred to in, or a description thereof may be omitted from, the Property Schedule, excluding any interests which become Excluded Assets.





                              Appendix A, Page 13

              "Subsidiary" shall mean any corporation at least a majority of the voting shares (i.e. shares entitled to vote for the election of directors, but excluding shares entitled so to vote only upon the happening of some contingency unless such contingency will have occurred) of which are owned directly or indirectly by the Company.

              "Tax" shall mean any federal, state and local tax or similar assessment or fee, together with all interest, fines, penalties and additions thereto.

              "Tax Return" shall be as defined in Section 4.1(q).

              "Title Defect" shall be as defined in Section 6.3.

              "Title Defect Amount" shall be as defined in Section 6.2(d).

              "Title Defect Deductible" shall be as defined in Section 6.2(d).

              "Title Defect Notice" shall be as defined in Section 6.2(a).

              "Title Defect Property" shall be as defined in Section 6.2(c).

              "Title Examination Period" shall be as defined in Section 6.2(a).

              "Transfer Requirement" shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Asset or any interest therein other than any such consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with the sale of the Company Shares to Buyer as contemplated by this Agreement, except as set forth in SCHEDULE 4.1(I).

              "Unscheduled (Negative) Imbalance" shall mean, respectively as to each Property Subdivision to which the Subject Interests are attributable and without duplication, the sum (expressed in MMBtus) of (i) the aggregate make-up, prepaid or other volumes of natural gas, not described on SCHEDULE A-2, that the Company was obligated as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to deliver from the Subject Interests attributable to such Property Subdivision after the Effective Time without then or thereafter being entitled to receive full payment therefor and (ii) the aggregate pipeline or processing plant imbalances or overdeliveries for which the Company is obligated to pay or deliver natural gas or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any other natural gas attributable to the Subject Interests.





                              Appendix A, Page 14

              "Unscheduled (Positive) Imbalance" shall mean, respectively as to each Property Subdivision to which the Subject Interests are attributable and without duplication, the sum (expressed in MMBtus) of (i) the aggregate make-up, prepaid or other volumes of natural gas, not described on SCHEDULE A-2, that the Company was entitled as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to receive from the Hydrocarbon Interests (other than the Subject Interests) attributable to such Property Subdivision after the Effective Time and (ii) the aggregate pipeline or processing plant imbalances or underdeliveries for which the Company is entitled to receive natural gas or cash from any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any natural gas attributable to the Subject Interests.

              "Voting Debt" shall be as defined in Section 4.1(f).

              "WMC Source" shall be as defined in the Confidentiality
Agreement.

              "Working Interest" shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of a Property Subdivision.

              "Wrongful Termination Liabilities" shall mean any Covered Liabilities to the extent arising out of or attributable to a claim by an Excepted Employee that the severance of the employment relationship between the Company and such Excepted Employee as of or prior to Closing violates the prohibitions of the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans With Disabilities Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 or other applicable federal or state laws, excluding the Worker Adjustment and Retraining Notification Act.





                              Appendix A, Page 15

                                   APPENDIX B
                                       TO
                            STOCK PURCHASE AGREEMENT
                           CORRECTIVE ACTION PROJECTS


       1. Implementation Of Corrective Action Projects. If as a result of any Environmental Liabilities, any Buyer Indemnified Party is required to implement any Corrective Action projects which will cause any Buyer Indemnified Party to incur costs qualifying as Seller Environmental Obligations and for which a Buyer Indemnified Party will seek reimbursement in whole or in part from Seller, the Buyer Indemnified Party shall propose to Seller a plan (the "Plan") for such work. Prior to the implementation of any Plan or Plans, the Buyer Indemnified Party shall provide Seller with a comprehensive schedule showing in reasonable detail the Corrective Actions to be taken by the Buyer Indemnified Party to comply with such Plans and a budget showing the estimated timing and estimated amount of expenditures required to implement the Plans. Seller and the Buyer Indemnified Party from time to time shall meet and consult with one another fully with respect to each such Plan, schedule and budget and, not less than once each calendar quarter (commencing with the first full calendar quarter after Closing), the Buyer Indemnified Party shall provide Seller with an updated comprehensive schedule showing in reasonable detail the current status of all Corrective Actions undertaken by the Buyer Indemnified Party since the Closing Date (including expenditures to date) and an updated version of said budget. The Buyer Indemnified Party shall be required to obtain Seller's prior approval (which shall not be unreasonably withheld or delayed) for each Plan and the budget and schedule therefor prior to proceeding with any Plan or any individual project therein. Seller shall be deemed to have approved such Plan, budget and schedule unless Seller shall have objected thereto by notice to the Buyer Indemnified Party within twenty (20) days following Seller's receipt thereof setting forth in reasonable detail the basis for Seller's objections. If Seller objects to such proposed Plan and the Buyer Indemnified Party and Seller do not reach agreement on such objections, then Seller shall provide the Buyer Indemnified Party with an alternative Plan as soon as reasonably practicable in light of the circumstances following Seller's receipt of a request therefor from the Buyer Indemnified Party.

       2. Payment Procedures. On or before the 15th day of each month, the Buyer Indemnified Party shall provide Seller with a schedule setting forth amounts paid during the preceding month for goods or services actually provided or performed, or damages or expenses paid, any portion of which constitutes Seller Environmental Obligations, including the portion thereof which the Buyer Indemnified Party is obligated to bear. The Buyer Indemnified Party shall also provide Seller with copies of invoices and such other supporting data as Seller may reasonably request regarding the amounts set forth in such schedule. Subject to paragraph 3, payment for such amounts shall be due from Seller on or before the last day of the month immediately following the month during which the schedule is received by Seller.

       3. Arbitration. If a dispute shall arise between the parties concerning any Seller Environment Obligation or any Corrective Action, including (a) whether Seller's approval of a Plan,





                               Appendix B, Page 1
budget and schedule or any portion thereof has reasonably been withheld or (b) whether an amount submitted to Seller for payment pursuant to paragraph 2 is a Seller Environmental Obligation and a reasonable and necessary cost for curing or remediating the Environmental Liability giving rise to such Seller Environmental Obligation, then either Seller or the Buyer Indemnified Party shall have the right to notify the other that the notifying party is electing to submit the dispute to arbitration. Arbitration will be conducted in accordance with Section 15.10 of the Agreement.





                               Appendix B, Page 2